Exhibit 4.23

Execution Version

$160,000,000

CREDIT AGREEMENT

among

DP BLUEGRASS LLC,

as Borrower,

and

MUNICH RE RESERVE RISK FINANCING, INC.,

as Lender

Dated as of May 26, 2020

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	22
1.3	Computation of Time Periods	22
1.4	Divisions	22

ARTICLE II AMOUNT AND TERMS OF COMMITMENTS		23

2.1	Loan Commitments	23
2.2	Procedures for Borrowing	23
2.3	Maturity Date	23
2.4	Repayment of Loans; Evidence of Debt	23
2.5	Upfront Fees	24
2.6	Optional Prepayments	24
2.7	Mandatory Prepayments	24
2.8	Interest Rates, Payment Dates and Computation of Interest and Fees	26
2.9	Application of Payments; Place of Payments	26
2.10	Increased Costs	28
2.11	Taxes	29
2.12	Mitigation Obligations	30
2.13	[Reserved]	30
2.14	[Reserved]	30
2.15	Distributions from the Control Account	31

ARTICLE III REPRESENTATIONS AND WARRANTIES		31

3.1	Financial Condition	31
3.2	No Change	32
3.3	Corporate Existence; Compliance with Law	32
3.4	Entity Power; Authorization; Enforceable Obligations	33
3.5	No Legal Bar	33
3.6	Existing Indebtedness	33
3.7	No Material Litigation	33
3.8	No Default	33
3.9	Ownership of Property	34
3.10	Insurance	34
3.11	Intellectual Property	35
3.12	Taxes	35
3.13	Federal Regulations	35
3.14	Labor Matters	35
3.15	ERISA Plans	35
3.16	Regulations	35
3.17	Capital Stock; Subsidiaries	35
3.18	Use of Proceeds	36
3.19	Environmental Matters	36

i

3.20	Accuracy of Information, etc.	37
3.21	Security Documents	38
3.22	Solvency	38
3.23	Gas Imbalances	38
3.24	Reserved	38
3.25	Reserved	39
3.26	Reserved	39
3.27	Sale of Production	39
3.28	Contingent Obligations	39
3.29	Bank Accounts	39
3.30	Access Agreements	39
3.31	Material Contracts	39
3.32	No Burdensome Restrictions	40
3.33	Anti-Corruption Laws; USA PATRIOT Act; Anti-Terrorism Laws and Sanctions	40
3.34	EEA Financial Institutions	40
3.35	Acquisition Agreements	40

ARTICLE IV CONDITIONS PRECEDENT		40

4.1	Conditions to Closing Date	40
4.2	Conditions Deemed Fulfilled	44

ARTICLE V AFFIRMATIVE COVENANTS		44

5.1	Financial Statements	44
5.2	Reporting Requirements	45
5.3	Certificates; Other Information	47
5.4	Payment of Obligations	48
5.5	Maintenance of Existence; Compliance with Obligations, Requirements, etc.	48
5.6	Operation and Maintenance of Property	48
5.7	Insurance	48
5.8	Inspection of Property; Books and Records; Discussions	49
5.9	Notices	49
5.10	Environmental Laws	50
5.11	Commodity Price Protection	51
5.12	Collateral Matters	51
5.13	Title Matters	52
5.14	Use of Proceeds	53
5.15	Accounts	53
5.16	Patriot Act Compliance	53
5.17	Further Assurances	53

ARTICLE VI NEGATIVE COVENANTS		54

6.1	[Reserved]	54
6.2	Indebtedness	54
6.3	Liens	55
6.4	Fundamental Changes	57

ii

6.5	Disposition of Property	57
6.6	Restricted Payments	58
6.7	Expenditures	59
6.8	Investments	59
6.9	Transactions with Affiliates	59
6.10	Anti-Corruption Laws	60
6.11	Changes in Fiscal Periods	60
6.12	Negative Pledge Clauses	60
6.13	[Reserved]	60
6.14	Lines of Business	60
6.15	ERISA Plans	60
6.16	Hedging Agreements	60
6.17	New Subsidiaries	60
6.18	Use of Proceeds	60
6.19	Pooling and Unitization	61
6.20	Bank Accounts	61
6.21	Drilling	61
6.22	Gas Imbalances, Take-or-Pay or Other Prepayments	61
6.23	Amendments to Certain Documents and Agreements	61

ARTICLE VII EVENTS OF DEFAULT		62

7.1	Events of Default	62
7.2	Remedies	64

ARTICLE VIII SECURED PARTIES		65

8.1	Collateral Matters	65

ARTICLE IX MISCELLANEOUS		65

9.1	Amendments and Waivers	65
9.2	Notices	66
9.3	No Waiver; Cumulative Remedies	67
9.4	Survival of Representations and Warranties	67
9.5	Payment of Expenses	67
9.6	Indemnification; Waiver	68
9.7	Successors and Assigns; Participations and Assignments	69
9.8	Adjustments; Set off	69
9.9	Counterparts	70
9.10	Severability	70
9.11	Integration; Construction	70
9.12	Governing Law	70
9.13	Submission To Jurisdiction; Waivers	70
9.14	Acknowledgments	71
9.15	Confidentiality	71
9.16	Release of Collateral and Guarantee Obligations	72
9.17	Interest Rate Limitation	73
9.18	Accounting Changes	73
9.19	Waivers of Jury Trial	74

iii

9.20	Customer Identification – USA PATRIOT Act Notice	74
9.21	Flood Insurance Provisions	74
9.22	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	74

SCHEDULES:

1.1(a)	Schedule of Mortgaged Properties
1.1(b)	Scheduled Debt Service Payment Amount
1.1(c)	Specified Wells
2.1	Commitments
3.1(b)	Guarantee Obligations
3.3	Compliance with Laws
3.4	Consents, Authorizations, Filings and Notices
3.6	Existing Indebtedness
3.9	Real Property
3.12	Taxes
3.17	Capital Stock Ownership
3.21(a)-1	Security Agreement and Pledge Agreement UCC Filing Jurisdictions
3.21(a)-2	UCC Financing Statements to Remain on File
3.21(a)-3	UCC Financing Statements to be Terminated
3.21(b)	Mortgage Filing Jurisdictions
3.23	Gas Imbalances
3.27	Sale of Production
3.29	Bank Accounts
3.31	Material Contracts
3.32	Burdensome Restrictions
4.1(f)	Summary of Insurance
5.11	Commodity Price Protection

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Compliance Certificate
C	Form of Depositary Agreement
D	Form of Solvency Certificate
E	Form of Pledge Agreement
F	Form of Security Agreement
G	Form of Mortgage

iv

This CREDIT AGREEMENT, dated as of May 26, 2020, is by and among DP Bluegrass LLC (f/k/a Carbon West Virginia Company, LLC), a Delaware limited liability company (“Borrower”) and Munich Re Reserve Risk Financing, Inc., a Delaware corporation, as lender (in such capacity, “Lender”).

In consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

Acceptable Security Interest: in any Property, a Lien which (a) exists in favor of Lender for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable.

Access Agreement: an access agreement executed and delivered by each Person (other than the Services Provider) on whose premises any Loan Party maintains any Collateral and such Loan Party in favor of Lender, in a form and substance satisfactory to Lender.

Accounting Change: as defined in Section 9.18.

Acquisition Agreements: the Carbon MIPSA and the EQT PSA, collectively.

Affiliate: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of the Loan Parties.

Agreement: this Credit Agreement, as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

Anti-Corruption Laws: all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

Applicable Discount Rate: at any time, the prevailing quoted rate for AA-rated bonds of financial institutions having an equal weighted average life to that of the Loans. The published source for the Applicable Discount Rate will be the Bloomberg Curv ID BS37 “USD US FINANCIALS AA+, AA, AA- BVAL Yield Curve.”

Applicable Premium: with respect to any Loans being prepaid or repaid, a cash amount equal to (a) if such prepayment or repayment is made on any date prior to the third anniversary of the Closing Date, the present value (as calculated by Lender using the Applicable Discount Rate) of the aggregate dollar amount of scheduled interest payments on the Loans being so prepaid or repaid that would have become due and payable on any Monthly Required Payment Date from the applicable Prepayment Date through and including the Maturity Date, (b) if such prepayment or repayment is made on any date on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, 3.0% of the principal amount of the Loans being prepaid or repaid, (c) if such prepayment or repayment is made on any date on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, 2.0% of the principal amount of the Loans being prepaid or repaid and (d) if such prepayment or repayment is made on any date on or after the fifth anniversary of the Closing Date, $0; provided that, if the Loans are prepaid or repaid in full in connection with a refinancing transaction provided in full by Lender (or an Affiliate of Lender), the Applicable Premium shall be $0.

Applicable Rate: 6.5%.

Asset Retirement Obligation or ARO: Well plugging and abandonment, platform and pipeline abandonment or removal and other decommissioning activities in respect of the Oil and Gas Properties.

Authorized Person: with respect to any Loan Party, any Manager (as defined in the Constituent Documents of such Loan Party) of such Loan Party.

Bail-In Action: means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail In Legislation Schedule.

Board: the Board of Governors of the Federal Reserve System of the United States (or any successor).

Borrower: as defined in the preamble hereto.

Borrowing: a borrowing consisting of Loans made on the same day by Lender.

Borrowing Notice: with respect to any request for borrowing of Loans hereunder, a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to Lender.

Btu: British Thermal units, a measure of heating value.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or Houston, Texas are authorized or required by law to close.

Business Proceeds: all proceeds (subject to the provisions of the Management Services Agreement), Net Cash Proceeds and any other source of income or payment received by Borrower, including under the Reorganization Agreement excluding proceeds of any transaction described in the last sentence of Section 5.15.

Capital Expenditures: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries during such period which are required to be capitalized under GAAP on a balance sheet of such Person, utilizing the “full cost” method of accounting; provided that, in any event, “Capital Expenditures” shall exclude: (i) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (ii) capital expenditures to the extent they are made with the cash and Cash Equivalent proceeds of equity contributions.

Capital Lease: any lease of a Person with respect to (or other arrangement conveying to a Person the right to use) any Property or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

Capital Stock: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership, partnership or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Carbon MIPSA: the Membership Interest Purchase and Sale Agreement dated April 7, 2020, by and among Carbon Energy Corporation and Nytis Exploration (USA) Inc. as Sellers, DGOC as Purchaser, and the other parties thereto, as the same may be amended in compliance with the terms of this Agreement.

Cash Equivalents: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized statistical rating organization, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Casualty Recovery Event: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of Borrower.

Change in Law: the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Change of Control: the occurrence of any of the following events: (a) the Pledgor shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors (or Persons performing similar functions) of Borrower (determined on a fully diluted basis); (b) the Pledgor shall cease to own of record and beneficially 90% of the membership interests of Borrower; or (c) Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Subsidiary of Borrower, if any, except as otherwise permitted by Sections 6.4 or 6.5.

Closing Date: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.

Code: the Internal Revenue Code of 1986, as amended from time to time, the regulations thereunder and publicly available interpretations thereof.

Collateral: all Property and interests in Property and any proceeds thereof of the Loan Parties, now owned or hereafter acquired, upon which a Lien is intended to be granted pursuant to any Security Document.

Commitment: the commitment of Lender to make Loans as set forth on Schedule 2.1. The aggregate amount of the Commitment of Lender as of the Closing Date is $160,000,000.

Compliance Certificate: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

Connection Income Taxes: means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Constituent Documents: with respect to any Person, (a) the articles or certificate of incorporation, certificate of formation or partnership, articles of organization, limited liability company agreement or agreement of limited partnership (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

Contingent Obligation: of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

Contractual Obligation: with respect to any Person, any term, condition or provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

Control Account: as defined in the Depositary Agreement.

Cumulative Net Production Report: a report, in form and substance reasonably satisfactory to Lender, setting forth a cumulative statement of gross and net production and sales proceeds of all Hydrocarbons produced from the Oil and Gas Properties, by category of production (natural gas, oil and natural gas liquids) for the period commencing on the Closing Date through and including the end of the applicable reporting month.

Debt Service Reserve Required Amount: means, as of any date of determination, the aggregate amount of Scheduled Debt Service Payment Amounts during the period from such date of determination through (and including) the next three Monthly Required Payment Dates immediately following such date of determination.

Default: any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

Default Rate: as defined in Section 2.8(b).

Defensible Title: good and indefeasible title, free and clear of all Liens other than Permitted Liens.

Depositary Agreement: means that certain Depositary Agreement among Borrower, Lender and UMB Bank, N.A., substantially in the form of Exhibit C, entered into on the date hereof and as the same may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

DGOC: means Diversified Gas & Oil Corporation, a Delaware corporation.

DGOC Reorg Parties: collectively, DGOC, the Services Provider and Diversified Midstream LLC.

Discounted PV: with respect to any Proved Reserves, the aggregate net present value of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, severance and ad valorem taxes, Permitted Capital Expenditures and Asset Retirement Obligation costs; with no escalation of Permitted Capital Expenditures or Asset Retirement Obligation costs; discounted at the Applicable Rate; using assumptions regarding future prices of Hydrocarbon sales based on Hedged Prices and Hedged Volumes, and the Reserve Report Price Deck on all unhedged volumes, adjusted for (i) basis differentials, (ii) Btu and quality adjustments and (iii) GTM Costs. The Discounted PV shall be calculated and included as part of each Reserve Report, and such Discounted PV shall remain in effect until the delivery of the next Reserve Report to be delivered; provided, that if any Proved Reserves are affected by a Casualty Recovery Event occurring subsequent to the most recent Reserve Report, the current calculation of Discounted PV must take into account the occurrence of such event and the effect of same in the aggregate net present value of the affected Oil and Gas Properties.

Disposition: with respect to any Property, any sale, lease, Sale and Leaseback Transaction, assignment, farm-out, exchange, conveyance, transfer, Casualty Recovery Event or other disposition (including by way of a merger or consolidation) of such Property or any interest therein (excluding the creation of any Permitted Lien on such Property but including the sale or factoring at maturity or collection of any accounts or permitting or suffering any other Person to acquire any interest (other than a Permitted Lien) in such Property) and including any (x) disposition of Property to a Divided LLC pursuant to a LLC Division under Delaware law, (y) any unwind, termination, close-out, novation, transfer or assignment of any Hedging Agreement and (z) any sale to the Services Provider of an Oil and Gas Property pursuant to Section 4.10(c)(ii) of the Reorganization Agreement or the entering into any agreement to do any of the foregoing; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

Disqualified Stock: as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six months after the Maturity Date.

Distributable Cash Balance: as of any Monthly Required Payment Date, an aggregate amount equal to the difference, if positive, between (a) the aggregate amount on deposit in the Control Account as of such Monthly Required Payment Date after giving effect to the transfers pursuant to clauses (a) through (c) of Section 2.15 (net of any unpaid accruals as of such date due and payable on the next succeeding Monthly Required Payment Date), minus (b) the sum of (1) the Debt Service Reserve Required Amount plus (2) the cash or value of the Cash Equivalents collateral for any letter of credit issued for the account of Borrower pursuant to Section 6.2(f).

Divided LLC: means any limited liability company which has been formed upon the consummation of a LLC Division.

Dollar-Denominated Production Payments: production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Dollars and $: lawful currency of the United States of America.

EEA Financial Institution: means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority: means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Environmental Laws: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, natural resources or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes and regulations.

Environmental Permits: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required or obtained under any Environmental Law.

EQT PSA: the Purchase and Sale Agreement dated as of May 11, 2020 between EQT Production Company, as Seller, and DGOC, as Buyer, as the same may be amended in compliance with the terms of this Agreement.

ERISA: as defined in Section 3.15.

ERISA Plan: as defined in Section 3.15.

Event of Default: any of the events specified in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

Excess Proceeds: as defined in Section 2.7(b).

EU Bail-In Legislation Schedule: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Excluded Taxes: means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest on a Loan or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in a Loan or Commitment or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.11(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

Fair Market Value: the value that would be paid by a willing third-party buyer to an unaffiliated willing seller on an arms-length basis in a transaction not involving distress or necessity of either party.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Flood Laws: (a) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) all other applicable Requirements of Law relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

GAAP: generally accepted accounting principles in the United States of America or international financial reporting standards as adopted by the European Union, as in effect from time to time, applied in a manner consistent with that used in preparation of the Pro Forma Balance Sheet.

Gas Imbalance: (a) a sale or utilization by Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or any of its Subsidiaries, as applicable.

Governmental Authority: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

GTM Costs: all costs incurred by or on behalf of Borrower in connection with the gathering, transporting, treating and marketing of its Hydrocarbons, but excluding such costs to the extent reflected and accounted for in Borrower’s lease operating statements prepared by the Services Provider under the Management Services Agreement.

Guarantee Obligation: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “ primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

Hedge Termination Value: in respect of any Hedging Agreement, upon the termination of any Hedging Agreement, the termination payments that are received by Borrower, determined in accordance therewith, and upon any novation, assignment or transfer of any Hedging Agreement, the amount that is received by Borrower in connection with such novation, assignment or transfer.

Hedged Prices and Hedged Volumes: prices and volumes, as the case may be, of Hydrocarbons subject to a Hedging Agreement permitted by Section 6.16.

Hedging Agreement: with respect to any Person, any agreement or arrangement, or any combination thereof, (a) consisting of interest rate or currency swaps, caps or collar agreements, foreign exchange agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies or (b) consisting of financially settled commodity swaps, caps, collar agreements or similar arrangements, relating to oil and gas or other Hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that are customary in the oil and gas business and entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors. For avoidance of doubt, Hedging Agreement shall (x) include any ISDA Master Agreement (or other similar master agreement) that governs the specific transactions that constitute a Hedging Agreement and (y) exclude any such agreement or arrangement or any combination thereto that is intended to be physically settled in whole or in part.

Highest Lawful Rate: with respect to Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

Hydrocarbon Interests: all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, Production Payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of Borrower or its Subsidiaries.

Hydrocarbons: collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, distillate and all other liquid or gaseous Hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

Indebtedness: of any Person at any date, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Disqualified Stock of such Person, (h) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (k) all obligations (netted, to the extent provided for therein) of such Person in respect of Hedging Agreements (including obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder). The Indebtedness of a Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

Indemnified Liabilities: as defined in Section 9.6(a).

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

Indemnitee: as defined in Section 9.6(a).

Independent Accountants: PricewaterhouseCoopers or such other independent certified public accountants reasonably acceptable to Lender.

Initial Hedging: as defined in Section 5.11.

Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, licenses or rights to use databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Investment: for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition or capital contribution, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee Obligation, or other Contingent Obligation, and (d) any other Investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

Knowledge: the actual knowledge of a Responsible Officer of Borrower (following reasonable inquiry of direct reports).

Lender: as defined in the preamble hereto.

Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment or performance of any Indebtedness or other obligation (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor).

LLC Division: means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or 15 Pennsylvania Consolidated Statutes §361.

Loan: as defined in Section 2.1(a).

Loan Documents: this Agreement, the Security Documents, the Notes, the Management Services Agreement, the Reorganization Agreement and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party and delivered to Lender or any Affiliate thereof, in connection with or pursuant to any of the foregoing.

Loan Party or Loan Parties: Pledgor, Borrower and each Subsidiary of Borrower.

Management Services Agreement: that certain Management Services Agreement between Borrower and Services Provider dated as of the date hereof.

Material Adverse Effect: a material adverse effect on any of (a) the business, assets, property or condition (financial or otherwise) the Loan Parties taken as a whole, (b) the legality, validity or enforceability of any provision of any Loan Document or the rights and remedies of the Secured Parties thereunder, (c) the perfection or priority of the Liens granted pursuant to the Security Documents or (d) the ability of any Loan Party to timely perform any of its material obligations under any of the Loan Documents to which it is a party.

Material Contract: as defined in Section 3.31.

Material Environmental Amount: an amount or amounts payable or reasonably likely to become payable by Borrower or any of its Subsidiaries, in the aggregate in excess of $3,500,000 for costs to comply with or any liability under any Environmental Law, failure to obtain or comply with any Environmental Permit, costs of any investigation, and any remediation, of any Material of Environmental Concern, and any other cost or liability, including compensatory damages (including damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

Materials of Environmental Concern: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, natural gas or natural gas products, mercury, hydrogen sulfide, drilling fluids, produced water, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

Maturity Date: as defined in Section 2.3.

MMbtu: one million Btu.

Monthly Operating Report: a report, in form and substance reasonably satisfactory to Lender, setting forth (a) a statement of gross and net production and sales proceeds of all Hydrocarbons produced from the Oil and Gas Properties, by category of production (natural gas, oil and natural gas liquids), (b) actual lease operating expenses on an aggregate basis, (c) actual realized basis for the sale of Hydrocarbons produced from the Oil and Gas Properties with respect to the NYMEX/CS Contract Price and the NYMEX/NG Contract Price, (d) any material unscheduled maintenance, shut-in or other adverse operational issue affecting any well drilled on the Oil and Gas Properties (or affecting any infrastructure servicing any such well), (e) actual ARO costs incurred for the ARO activities during the relevant month, (f) a description of the material terms of any contract entered into during the month covered by the report which, if in existence at the Closing Date, would have been required to have been disclosed on Schedule 3.27 or Schedule 3.31 and (h) together with such other information as Lender may reasonably request.

Monthly Required Payment Date: (a) commencing on June 30, 2020 and thereafter, the last Business Day of each month and (b) the Maturity Date.

Moody’s: Moody’s Investors Service, Inc., or its successor.

Mortgage: each of the mortgages and deeds of trust made by Borrower in favor of, or for the benefit of, Lender for the benefit of the Secured Parties, substantially in the form of Exhibit G (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded) and in form and substance reasonably acceptable to Lender.

Mortgaged Properties: the Oil and Gas Properties listed on Schedule 1.1(a), together with any additional Oil and Gas Properties which Borrower or any Subsidiary may hereafter acquire, in each case as to which Lender for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

MRTL: Munich Re Trading LLC, an Affiliate of Lender.

MRTL Default Payment: any termination amounts payable by MRTL to Borrower under Section 6(e) of any Qualified Hedging Agreement entered into between MRTL and Borrower, with respect to which MRTL is a “Defaulting Party” or “Affected Party” (each as defined in such Qualified Hedging Agreement) and which termination amounts are not paid when due under Section 6(d)(ii) of such Qualified Hedging Agreement.

Net Cash Proceeds: (a) in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of (i) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document), (ii) attorneys’ fees, accountants’ fees, investment bank fees and other reasonable and customary fees and expenses actually incurred in connection therewith and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any incurrence of Indebtedness for borrowed money, the cash proceeds received from such incurrence, net of attorneys’ fees, accountants’ fees, investment bank fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith; provided that in the case of each of clauses (a)(i), (a)(ii), (a)(iii) and (b), evidence of such costs and payments is provided to Lender in form and substance reasonably satisfactory to it.

Notes: as defined in Section 2.4(e).

NYMEX/CS Contract Price: the closing price (expressed in $/bbl) for the applicable production month of the NYMEX CS Crude Oil Futures Contract (available at http://www.cmegroup.com/trading/energy/crude-oil/ west-texas-intermediate -wti-crude-oil-calendar-swap-futures_contract_specifications.html).

NYMEX/NG Contract Price: the closing price (expressed in $/MMBtu but assumed for purposes of this definition to be the equivalent of $/Mcf) for the applicable production month of the NYMEX NG Futures Contract (available at http://www.cmegroup.com/trading/energy /natural-gas/natural-gas_contract_specifications.html).

Obligations: the unpaid principal of and interest on (including, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities (including ordinary course periodic payments and termination payments) of any Loan Party to Lender or any Qualified Counterparty party to a Qualified Hedging Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Qualified Hedging Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise.

Oil and Gas Properties: Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells and gas wells, all personal property, fixtures and improvements used in connection with any of the oil wells and gas wells that are located on the well site associated with any of the wells, including (i) all wellheads, casing, tubing, pumps, motors, gauges, valves, heaters and treaters and (ii) all meters, separators, heater-treaters, vapor recovery units, and any other associated equipment located on any such well site, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or its Subsidiaries.

Other Connection Taxes: with respect to any Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment.

Patriot Act: as defined in Section 9.20.

Payment in Full: the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnities and other Contingent Obligations not then due and payable and as to which no claim has been made) shall have been paid in full in cash.

Payment Office: the office specified from time to time by Lender as its payment office by notice to Borrower.

Permits: the collective reference to (a) Environmental Permits, and (b) any and all other franchises, licenses, leases, permits, approvals, consents, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements and rights of way of any Governmental Authority or third party.

Permitted Asset Swap: the Disposition of Oil and Gas Properties made by a Loan Party in exchange for other Oil and Gas Properties so long as the Fair Market Value of the Oil and Gas Properties to be Disposed of are substantially equivalent to the Fair Market Value of the received Oil and Gas Properties (in any case, as reasonably determined by the Board of Directors or the equivalent governing body of Borrower, or its designee, and, if requested by the Administrative Agent, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect).

Permitted Capital Expenditures: as defined in Section 6.7.

Permitted Indebtedness: as defined in Section 6.2.

Permitted Liens: the collective reference to, (a) in the case of Collateral consisting of Pledged Capital Stock, (i) Liens created under the Pledge Agreement and (ii) non-consensual Liens permitted by Section 6.3 to the extent arising by operation of law, and (b) in the case of Borrower’s Property, Liens permitted by Section 6.3.

Person: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

Petroleum Engineers: Netherland Sewell & Associates Inc., Wright & Company, Inc. or such other petroleum engineers of recognized national standing as may be selected by Borrower with the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed).

Pledge Agreement: the Pledge Agreement to be executed and delivered by Pledgor and Lender, substantially in the form of Exhibit E, as the same may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

Pledged Capital Stock: “Pledged Capital Stock” as defined in the Security Agreement and “Pledged Collateral” as defined in the Pledge Agreement, as applicable.

Pledgor: DP Bluegrass Holdings LLC (f/k/a DGOC Holdings Sub I LLC), a Delaware limited liability company.

Prepayment Date: with respect to any prepayment pursuant to Sections 2.6 or 2.7, the date of such prepayment.

Production Payments: collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

Pro Forma Balance Sheet: as defined in Section 3.1(a).

Projected Oil and Gas Production: the projected production of oil or gas (measured by volume unit or Btu equivalent, not sales price) from Oil and Gas Properties and interests owned by Borrower and its Subsidiaries which have attributable to them Proved Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.2(c) and otherwise are satisfactory to Lender.

Property: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of Borrower or its Subsidiaries.

Proved Developed Producing Reserves: those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Lender pursuant to this Agreement.

Proved Reserves: those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Lender pursuant to this Agreement.

PV10 Value: with respect to any Proved Reserves, the aggregate net present value of such Oil and Gas Properties calculated as prescribed in the definition of Discounted PV, except using a discount rate of 10% in lieu of the discount rate set forth in such definition.

Qualified Counterparty: any Person (a) who, at the time of entering into a Qualified Hedging Agreement (and any trades, transactions or confirmations thereunder) (i) is a Lender or an Affiliate of a Lender or (ii) is a Person engaged in the business of entering into Hedging Agreements for commodity, interest rate or currency risk that has, at the time Borrower enters into a Hedging Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s (or whose obligations under such Qualified Hedging Agreement are guaranteed in full by a Person with at least such credit ratings or whose obligations are supported in full with a letter of credit issued by a Person with at least such ratings, in each case, in accordance with the credit policies of Borrower that have been approved by Lender); provided, however, such Person shall have entered into an intercreditor agreement in form and substance reasonably acceptable to Lender and any other affected Qualified Counterparty or (b) any other counterparty with a credit quality reasonably acceptable to Lender, Lender acknowledging and agreeing that each of Royal Bank of Canada, CIBC Bank USA, Huntington National Bank, Citizens Bank, N.A., DNB Bank ASA, Keybank National Association, ING Bank N.V. have credit quality reasonably acceptable to Lender as of the date hereof; provided, however, such counterparty shall have entered into an intercreditor agreement in form and substance reasonably acceptable to Lender and any other affected Qualified Counterparty.

Qualified Hedging Agreement: any Hedging Agreement entered into by Borrower and any Qualified Counterparty.

Real Property: the surface, subsurface and mineral rights and interests owned, leased or otherwise held by any Loan Party or its Subsidiaries.

Register: as defined in Section 2.4(c).

Reorganization: the transactions contemplated by the Reorganization Agreement, including: (i) the indirect acquisition of Borrower by DGOC through the purchase of all of the outstanding Capital Stock in Nytis Exploration Company, LLC (“NEC”), and Carbon Appalachian Company, LLC (“CAC”), (ii) the vesting of title in Oil and Gas Properties held by NEC and CAC and their subsidiaries in Borrower through mergers, (iii) the acquisition by Borrower of Oil and Gas Properties from EQT Production Company pursuant to the EQT PSA; and (iv) the allocation of liabilities between Borrower, on the one hand, and DGOC and its Subsidiaries (excluding Borrower) on the other insofar as related to Borrower’s Oil and Gas Properties and other Property, giving effect to the Reorganization.

Reorganization Agreement: that certain Reorganization Agreement dated as of the Closing Date by and among DGOC, Borrower, Nytis Exploration Company LLC, Knox Energy, LLC, Carbon Appalachia Enterprises, LLC (f/k/a Carbon Tennessee Company, LLC), Carbon Tennessee Mining Company, LLC, DGOC Holdings Sub II LLC, Diversified Production LLC and Diversified Midstream LLC.

Requirement of Law: as to any Person, the Constituent Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including the Securities Act, the Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation (including those applicable to the disposal of medical waste).

Reserve Report: a report prepared by the Petroleum Engineers or petroleum engineers who are employees of the Loan Parties, regarding the Proved Reserves attributable to the Oil and Gas Properties of Borrower, in compliance with Sections 5.2(c) and 5.2(d), as applicable. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices (which shall be based upon the Reserve Report Price Deck), net proceeds of production, operating expenses and Capital Expenditures and Discounted PV, in each case based upon updated economic assumptions reasonably acceptable to Lender.

Reserve Report Price Deck: as at any date of measurement, (a) for crude oil, ninety-five percent (95.0%) of the applicable NYMEX/CS Contract Price and (b) for natural gas, ninety-five percent (95.0%) of the applicable NYMEX/NG Contract Price.

Responsible Officer: as to any Loan Party, the chief executive officer, president or chief financial officer of such Loan Party (or, if such Loan Party has no officers, any Authorized Person of such Loan Party), but in any event, with respect to financial matters, the chief financial officer of such Loan Party (or, if such Loan Party has no officers, such other Authorized Person who has responsibility for reviewing, and is familiar with, the financial condition of such Loan Party). Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Borrower.

Restricted Payments: as defined in Section 6.6.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

Sale and Leaseback Transaction: any sale or other transfer of Property by any Person with the intent of such Person or an Affiliate thereof to lease such Property as a lessee.

Sanctioned Country: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

Sanctioned Person: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

Scheduled Debt Service Payment Amount: as of any Monthly Required Payment Date, the amount of principal and interest on the Loans set forth on Schedule 1.1(b) opposite such date (as such Schedule 1.1(b) may be amended upon a prepayment of the Loans pursuant to Section 2.6 or Section 2.7, as determined by Lender in its reasonable discretion following consultation with Borrower).

SEC: the Securities and Exchange Commission (or successor thereto or an analogous Governmental Authority).

Secured Parties: collectively, Lender and any Qualified Counterparty.

Securities Act: the Securities Act of 1933, as amended.

Security Agreement: the Security Agreement to be executed and delivered by Borrower and Lender, substantially in the form of Exhibit F, as the same may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

Security Documents: the collective reference to the Security Agreement, the Pledge Agreement, the Mortgages, the Depositary Agreement, each Access Agreement, and all other security documents hereafter delivered to Lender granting a Lien on any Property of any Person to secure any of the Obligations.

Security Termination: Payment in Full and the expiration or termination of all Qualified Hedging Agreements and payment in full of all obligations owing by any Loan Party thereunder (other than Qualified Hedging Agreements as to which arrangements satisfactory to the applicable Qualified Counterparty shall have been made).

Services Provider: Diversified Production LLC, a Pennsylvania limited liability company.

Services Provider Change of Control: a “Change of Control” as defined in the Management Services Agreement.

Services Provider Credit Event: a “Credit Event” as defined in the Management Services Agreement.

Solvent: with respect to any Loan Party, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirement of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Solvency Certificate: a solvency certificate and analysis by the chief financial officer of Borrower substantially in the form of Exhibit D.

Specified Assets: means (i) any wells, properties, equipment, facilities or other interests which are drilled or developed by Borrower or any of its Subsidiaries after the Closing Date and funded solely by additional equity contributions from DGOC; (ii) any undeveloped land, leases or minerals, farmed out, leased, subleased, joint ventured, or otherwise agreed to be developed by DGOC; (iii) any midstream assets, equipment, or facilities downstream of a wellpad; and (iv) the leases and wells specified on Schedule 1.1(c).

Subsidiary: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers (or Persons performing similar functions) of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, in each case, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

UCC: the Uniform Commercial Code, as in effect from time to time in the State of Texas or other applicable jurisdiction.

Volumetric Production Payment: production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Warm Trigger Event: shall be deemed to have occurred if, as of any Monthly Required Payment Date, the total deposits of Business Proceeds made by or on behalf of Borrower into the Control Account during the three-month period ending on the immediately preceding Monthly Required Payment Date are less than 125% of the aggregate amount of total distributions from the Control Account during such period which were required pursuant to Section 2.15(c).

Withholding Agent: means any Loan Party and Lender.

Write-Down and Conversion Powers: means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2            Other Definitional Provisions.

(a)              Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)             As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)              The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)             The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)              References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(f)              The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(g)             The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(h)             The terms “Lender” include their respective successors.

(i)              The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities (as such term is defined in the Securities Act), revenues, accounts, leasehold interests and contract rights.

1.3            Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

1.4            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under applicable law: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

AMOUNT AND TERMS OF COMMITMENTS

2.1             Loan Commitments.

(a)              Subject to the terms and conditions hereof, Lender agrees to make aggregate term loans to Borrower, on the Closing Date, requested by Borrower pursuant to Section 2.2 in an aggregate principal amount equal to Lender’s Commitment (the “Loans”).

(b)             Once borrowed or repaid, the Loans may not be reborrowed, and any Commitment, once terminated or reduced, may not be reinstated. Lender’s Commitment shall automatically and without notice be reduced automatically and permanently to $0 after the funding of the Loans on the Closing Date.

(c)              The Loans shall amortize as set forth in Section 2.4.

2.2            Procedures for Borrowing. To request a Borrowing, Borrower shall notify Lender of such request by delivering to Lender a Borrowing Notice signed by Borrower not later than 10:00 a.m., New York City time, on the Closing Date.

2.3             Maturity Date. The Loans shall mature on the date that is ten (10) years from the Closing Date (the “Maturity Date”).

2.4            Repayment of Loans; Evidence of Debt.

(a)              Borrower shall repay the Loans to Lender (i) on each Monthly Required Payment Date, in an aggregate amount equal to the Scheduled Debt Service Payment Amount as of such date, (ii) on the Maturity Date, in an aggregate principal amount equal to the aggregate principal amount of the Loans then outstanding, together with all accrued but unpaid interest on the Loans outstanding on such date, and (iii) on such earlier date on which the Loans become due and payable. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until Payment in Full at the rates per annum, and on the dates, set forth in Section 2.8. Each payment of the Scheduled Debt Service Payment Amount pursuant to this Section 2.4(a) shall be applied first to the payment of interest then due and payable on the Loans and second to the payment of principal of the Loans then due and payable.

(b)             Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)              Lender, on behalf of Borrower, shall maintain a register, at one of its offices in the United States, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder from Borrower (the “Register”).

(d)             The entries made in the Register pursuant to this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided that the failure of Lender to maintain the Register, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by Lender in accordance with the terms of this Agreement.

(e)             Borrower agrees that, upon the request of Lender, Borrower will promptly execute and deliver to Lender a promissory note of Borrower evidencing any Loans of Lender, in form and substance reasonably acceptable to Lender (a “Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date.

2.5           Upfront Fees. Borrower shall pay to Lender for its own account a non-refundable upfront fee in Dollars (which will be net funded from the proceeds of the Loans funded by Lender on the Closing Date) in an amount equal to 1.00% of the aggregate principal amount of the Loans funded by Lender on the Closing Date which fees will be fully earned and due and payable on the Closing Date.

2.6             Optional Prepayments.

(a)             At any time, Borrower may, upon at least three Business Days’ prior written notice to Lender stating the Prepayment Date, prepay the outstanding principal amount of the Loans, in whole (but not in part), together with accrued and unpaid interest through the Prepayment Date on the principal amount prepaid, in accordance with the provisions of this Agreement. Each prepayment of Loans pursuant to this Section 2.6(a) or Section 2.7 made before the Maturity Date shall be accompanied by the Applicable Premium with respect to the principal amount of the Loans being prepaid.

(b)             Any such prepayment must be accompanied by payment of Lender’s out-of-pocket expenses. Upon the giving of any such notice of prepayment, the principal amount of all outstanding Loans, together with the accrued interest thereon through the Prepayment Date and any Applicable Premium shall become due and payable on the Prepayment Date; provided that any such notice may be subject to one or more conditions precedent, including any Disposition, refinancing or Change of Control and the amount specified to be prepaid shall not become due and payable on the Prepayment Date upon the failure of any one of such conditions.

(c)             Any optional prepayment under this Section 2.6 shall be applied to the Loans as set forth in Section 2.9.

2.7            Mandatory Prepayments.

(a)             Unless Lender shall otherwise agree, if any Loan Party shall incur any Indebtedness (other than Permitted Indebtedness), then upon receipt of the Net Cash Proceeds from such incurrence, Borrower shall prepay the principal amount of the Loans in an amount equal to the amount of the Net Cash Proceeds received therefrom. The provisions of this Section 2.7(a) do not constitute a consent to the incurrence of any Indebtedness by any Loan Party.

(b)             Unless Lender shall otherwise agree, if on any date Borrower shall receive Net Cash Proceeds from any Dispositions permitted pursuant to Section 6.5(f), (g) or (h) in excess of $1,000,000 for any such Disposition or $5,000,0000 in the aggregate during any fiscal year when taken together with the Net Cash Proceeds of all other such Dispositions during such fiscal year (the amount of such Net Cash Proceeds, “Excess Proceeds”), then, within five Business Days after receipt of such Excess Proceeds, Borrower shall prepay the principal amount of the Loans in an amount equal to such Excess Proceeds. The provisions of this Section 2.7(b) do not constitute a consent to the consummation of any Disposition. Net Cash Proceeds from any Dispositions permitted pursuant to Section 6.5 that are not specifically addressed herein are not required to be used to prepay the principal amount of the Loans, but such proceeds shall be deposited into the Control Account (except for proceeds related to Section 6.5(j), which proceeds shall not be received by or otherwise owned or controlled by Borrower).

(c)             Unless Lender shall otherwise agree, if on any date Borrower terminates, unwinds, closes out, novates, transfers or assigns any commodity Qualified Hedging Agreement with a Hedge Termination Value (after taking into account any other Qualified Hedging Agreement executed since the Closing Date, including those executed substantially concurrently with the taking of any such action) in excess of $1,000,000 and such Hedge Termination Value is paid to Borrower by the counterparty to such Qualified Hedging Agreement, Borrower shall prepay the principal amount of the Loans in an amount equal to such Hedge Termination Value in excess of $1,000,000; provided that Borrower, in lieu of prepaying the principal amount of the Loans, may use such amounts or a portion thereof to replace such Qualified Hedging Agreement, in whole or in part, with one or more Qualified Hedging Agreements, the notional volumes, prices and tenors of which are not less favorable to the Loan Parties (taken as a whole) as those set forth in such replaced Qualified Hedging Agreement(s); provided further that any amount attributable to Hedge Termination Value not required to be used to prepay the principal amount of the Loans must be deposited into the Control Agreement to the extent that it is not used to replace such Qualified Hedging Agreement, in whole or in part, with one or more Qualified Hedging Agreements in accordance with the immediately preceding proviso.

(d)             Unless Lender shall otherwise agree, upon the occurrence of a Change of Control, Borrower shall promptly make a prepayment with respect to the outstanding aggregate principal amount of the Loans, together with accrued interest through the Prepayment Date on the principal amount prepaid.

(e)             Each prepayment of the Loans pursuant to this Section 2.7 shall be applied in accordance with Section 2.9 and shall be accompanied by a cash payment of the unpaid accrued interest to the Prepayment Date on the principal amount prepaid together with all other amounts then owing to Lender under this Agreement or any Loan Document including any out-of-pocket fees and expenses then due and payable under any Loan Document. Each prepayment of the Loans pursuant to this Section 2.7 (other than prepayments with respect to any Casualty Recovery Event) shall be accompanied by the concurrent payment of the Applicable Premium.

2.8             Interest Rates, Payment Dates and Computation of Interest and Fees.

(a)              Each Loan shall bear interest, commencing on the Closing Date, at a rate per annum equal to the Applicable Rate; provided that in no event shall such interest rate exceed the Highest Lawful Rate.

(b)             (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate otherwise applicable to such Loans as provided in Section 2.8(a) above plus 2.0% (the “Default Rate”), but in no event to exceed the Highest Lawful Rate, from the date of such nonpayment of principal or occurrence of such Event of Default, respectively, until such amount of principal is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively, and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(c)              Interest shall be payable in cash in arrears on each Monthly Required Payment Date, provided that interest accruing pursuant to Section 2.8(b) shall be payable from time to time on demand.

(d)             If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the rate applicable during such extension period.

(e)              All calculations under the Loan Documents of interest chargeable with respect to the Loans and the fees shall be made on the basis of a 360 day year comprised of twelve (12) consecutive thirty (30) day months.

2.9            Application of Payments; Place of Payments.

(a)              Amounts prepaid on account of the Loans may not be reborrowed. Each prepayment of principal on the Loans will be applied to reduce the subsequent scheduled repayments of the Loans to be made pursuant to Section 2.4 in inverse order of maturity.

(b)             So long as no Event of Default shall have occurred and be continuing all payments and any other amounts received by Lender from or for the benefit of Borrower shall be applied as set forth in Section 2.15.

(c)              After the occurrence and during the continuance of any Event of Default, Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that Lender may, and shall upon the acceleration of the Obligations pursuant to Section 7.1, apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

   (A)              first, to the payment or reimbursement of Lender for all costs, expenses, disbursements and losses incurred by Lender and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

   (B)              second, to the payment or reimbursement of the Secured Parties for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents (including the Applicable Premium);

   (C)              third, to the payment of Obligations under Qualified Hedging Agreement which are then due;

     (D)              fourth, to the payment of interest then due and payable on the Loans;

     (E)               fifth, to the payment of principal of the Loans which are then due;

     (F)              sixth, to the payment of any other Obligation due to Lender; and

     (G)             seventh, to Borrower or as otherwise directed by a court of competent jurisdiction.

(d)            All distributions of amounts described in paragraph third in clause (c) above shall be made by Lender to each Qualified Counterparty, if any, on a pro rata basis determined by the amount such Obligations owed to such Qualified Counterparty represents of the aggregate amount of all such Obligations.

(e)             All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, premium, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to Lender at the Payment Office, in Dollars and in immediately available funds. Any payment made by Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day; provided that if Lender at the time is an Affiliate of MRTL, Borrower may set off against such obligations otherwise due Lender the amount of any due and unpaid MRTL Default Payment (and such obligations shall be deemed satisfied to the extent of the set-off) and provided further that upon Borrower’s exercise of any such set-off right, the obligations of MRTL under the Qualified Hedging Agreement shall automatically be reduced accordingly.

(f)              Each payment of the Loans shall be accompanied by accrued interest through the date of such payment on the amount paid.

2.10           Increased Costs.

(a)              If any Change in Law shall:

   (i)               impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, Lender;

   (ii)              impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender; or

   (iii)             subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to Lender of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by Lender hereunder, whether of principal, interest or otherwise, then, upon the request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)            If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)             A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)             Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11          Taxes.

(a)             Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)             Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, Other Taxes.

(c)             Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d)             Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e)             [Reserved].

(f)              Status of Lender. Lender represents and warrants that it is and at all times during the term of the Agreement shall be a United States person for United States federal income Tax purposes. Lender agrees that it shall deliver to Borrower concurrent with the execution of this Agreement (and from time to time thereafter upon request of a Borrower), an executed copy of IRS Form W-9 certifying that Lender is exempt from United States federal backup withholding Tax. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so. In the event that Lender (i) is not a United States person for United States federal income Tax purposes and (ii) is still entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(g)             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)             Survival. Each party’s obligations under this Section 2.11 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)               Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.

2.12          Mitigation Obligations. If Lender requests compensation under Section 2.10, or Borrower is required to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.11, then Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii)  would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

2.13          [Reserved].

2.14          [Reserved].

2.15          Distributions from the Control Account. Unless otherwise directed by the Secured Parties following the occurrence and during the continuation of an Event of Default, amounts on deposit in the Control Account shall be applied pursuant to the Depositary Agreement at the following times and in the following order of priority:

(a)             First, from time to time, to the extent such distribution would not reasonably be expected to result in an Event of Default, to the payment or reimbursement of Lender for all costs, expenses, disbursements and losses incurred by Lender or the Depositary Bank and which any Loan Party is required to pay or reimburse such Person pursuant to the Loan Documents;

(b)             Second, on each Monthly Required Payment Date, to the extent such distribution would not reasonably be expected to result in an Event of Default, to the extent any fees or other expenses or a net payment (including periodic payments and any termination payments thereunder) is then due from Borrower on account of any Qualified Hedging Agreement, to the Qualified Counterparty party thereto;

(c)             Third, (i) on each Monthly Required Payment Date (other than the Maturity Date), to Lender for payment of the applicable Scheduled Debt Service Payment Amount, (ii) on the Maturity Date, to Lender for the payment of the aggregate principal amount and accrued but unpaid interest of all Loans outstanding on such date, and (iii) on any other date on which the Loans become due and payable (including pursuant to Section 2.7), to Lender for payment of any such amounts then due and payable, including applicable interest and fees; and

(d)             Fourth, on each Monthly Required Payment Date, to the extent expressly permitted by Section 6.6(c), to the Pledgor in an aggregate amount not to exceed the Distributable Cash Balance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Lender that on the date hereof, and giving effect to consummation of the Reorganization:

3.1            Financial Condition.

(a)             The unaudited balance sheet of Borrower and its consolidated Subsidiaries as of the Closing Date (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) consummation of the transactions contemplated by the Acquisition Agreements, (ii) the Loans and the use of proceeds thereof and (iii) the payment of fees, expenses and taxes in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as of the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)             Except as provided on Schedule 3.1(b), Borrower does not have, and to Borrower’s Knowledge no other Loan Party has, any material Guarantee Obligations, Contingent Obligations, or liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

3.2           No Change. To Borrower’s Knowledge, since December 31, 2019, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3            Corporate Existence; Compliance with Law.

(a)             Each of the Loan Parties (i) is duly incorporated, organized or formed, as applicable, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, (ii) has the corporate, company or partnership power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation, company or partnership, as applicable, and (if applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with its Constituent Documents, (v) is in compliance with all Anti-Corruption Laws and all applicable Sanctions and (vi) is in compliance with all other Requirements of Law (other than its Constituent Documents) except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             Borrower and, to Borrower’s Knowledge, Services Provider, have all material Permits necessary for the ownership and, if Borrower or Services Provider is the operator, operation of Borrower’s Oil and Gas Properties and the conduct of its businesses, and is in compliance in all material respects with the terms and conditions of all such Permits.

(c)             To Borrower’s Knowledge, the Oil and Gas Properties owned by Borrower have been, except the extent the failure to do the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, maintained, operated and developed in a good and workmanlike manner, and except as set forth on Schedule 3.3, and in conformity with all Requirements of Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except the extent the failure to do the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) no Oil and Gas Property is subject to having allowable production reduced after the Closing Date below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date; and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) has deviated from the vertical or horizontal (as applicable) more than the maximum permitted by Requirements of Law, and such wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

3.4            Entity Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority (corporate or otherwise), and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents and, in the case of Borrower, to authorize the Borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.21. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes and each other Loan Document, upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5            No Legal Bar. The execution, delivery and performance of this Agreement, the other Loan Documents, the Borrowings hereunder and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b)  will not violate any applicable Requirement of Law or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, other than Liens created under the Loan Documents.

3.6           Existing Indebtedness. Set forth on Schedule 3.6 is a complete and accurate list of all Indebtedness of each Loan Party outstanding immediately prior to the effectiveness of this Agreement and the making of the Loans hereunder, and no Loan Party shall have any Indebtedness except the Indebtedness incurred under this Agreement and as permitted by Section 6.2.

3.7            No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s Knowledge, threatened by or against any Loan Party or against any of their respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.8            No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9           Ownership of Property. Except to the extent that the failure of the same, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:

(a)             Borrower has Defensible Title to, or a valid leasehold interest in, all Property (other than the Oil and Gas Properties), and none of such Property is subject to any Lien other than Permitted Liens.

(b)            Borrower has Defensible Title to all of its Oil and Gas Properties which constitute Proved Reserves, and good title to all of the Oil and Gas Properties which constitute, for applicable state law purposes, “personal” or “movable” property, in each case except for Permitted Liens. The Mortgaged Properties and the Oil and Gas Properties set forth on Schedule 3.9 constitute all of the Real Property owned by the Loan Parties.

(c)             The quantum and nature of any interest in and to the Oil and Gas Properties of Borrower as set forth in the most recent Reserve Report includes the entire interest of Borrower in such Oil and Gas Properties as of the date of such applicable Reserve Report delivered by Borrower to Lender pursuant to Sections 5.2(c) or 5.2(d), as applicable, and are complete and accurate in all material respects as of the date of such applicable Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of Borrower in such Oil and Gas Properties except as reflected in the most recent Reserve Report. The ownership of the Oil and Gas Properties by Borrower entitles Borrower to the share of the Hydrocarbons produced therefrom or attributable thereto set forth as Borrower’s “net revenue interest” therein as set forth in the most recent Reserve Report and does not in any material respect obligate Borrower to bear the costs and expenses relating to the maintenance, development or operations of any such Oil and Gas Property in an amount in excess of the “working interest” of Borrower in each Oil and Gas Property set forth in the most recent Reserve Report.

(d)            Borrower’s marketing, gathering, transportation, processing and treating facilities and equipment, if any, together with any marketing, gathering, transportation, processing and treating contracts in effect between or among Borrower, on the one hand, and any other Person, on the other hand, are sufficient to gather, transport, process or treat, reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties, and all related charges are accurately reflected and accounted for in each Reserve Report delivered to Lender pursuant to this Agreement.

(e)             The Hydrocarbon Interests and operating agreements attributable to the Oil and Gas Properties are in full force and effect in accordance with their terms. All rents, royalties and other payments due and payable under such Hydrocarbon Interests and operating agreements have been properly and timely paid in accordance with their terms.

3.10         Insurance. All policies of insurance of any kind or nature of Borrower, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of Borrower. To Borrower’s Knowledge, Borrower has not been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

3.11          Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that the failure of the same, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use by Borrower of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor, to Borrower’s Knowledge, is there any valid basis for any such claim. The use of Intellectual Property by Borrower does not infringe on the rights of any Person except to the extent that the failure of the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.12          Taxes. Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves, (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, or (c) to the extent set forth on Schedule 3.12.

3.13          Federal Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

3.14         Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against Borrower pending or, to Borrower’s Knowledge, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act of 1938, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books and balance sheets of Borrower.

3.15         ERISA Plans. Borrower does not maintain, nor is any employee of Borrower a beneficiary under, any employee benefit plan that is covered by the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder (“ERISA”), and in respect of which Borrower is an “employer” as defined in Section 3(5) of ERISA (an “ERISA Plan”); nor is Borrower a “commonly controlled entity” with any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

3.16         Regulations. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.17          Capital Stock; Subsidiaries.

(a)             All of the outstanding Capital Stock of Borrower has been duly authorized and validly issued and is fully paid and non-assessable and has been duly pledged as Collateral under the Pledge Agreement and is free and clear of all Liens (except Liens created under the Security Documents).

(b)             The Subsidiaries listed on Schedule 3.17 constitute all the Subsidiaries of each Loan Party as of the Closing Date. Schedule 3.17 sets forth as of the Closing Date the exact legal name as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of any Loan Party and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party.

(c)             There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or profits interests with respect to Capital Stock of Borrower granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower, except as disclosed on Schedule 3.17.

(d)             Borrower does not own or hold, directly or indirectly, any Capital Stock of any Person.

(e)             There are no agreements or understandings (other than the Loan Documents) to which any Loan Party is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares or interests.

3.18       Use of Proceeds. Borrower will use the proceeds of the Loans solely (i) to fund the acquisition of certain Oil and Gas Properties on the Closing Date, as contemplated in and by the Acquisition Agreements and the Reorganization Agreement, (ii) to fund a commodity price hedging program for all production streams at volume levels and for tenors stipulated by the requirements in Section 4.1(e), (iii) at Borrower’s election, to satisfy Borrower’s obligations under the first sentence of Section 5.15, (iv) pay fees and expenses incurred in connection with this Agreement, and (v) for general corporate purposes.

3.19       Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment by Borrower of a Material Environmental Amount:

(a)             Borrower: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any Property owned, leased, or otherwise operated by any of them; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of their Environmental Permits; and (iv) reasonably believes that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)            Materials of Environmental Concern are not present at, on, under, in, or about any Oil and Gas Property or other Real Property now or formerly owned, leased or operated by Borrower, or at any other location (including, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of Borrower under any applicable Environmental Law or otherwise result in costs to Borrower, or (ii) interfere with the continued operations of Borrower, or (iii) impair the fair saleable value of any Oil and Gas Property or other Real Property owned or leased by Borrower.

(c)             There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which Borrower is, or to Borrower’s Knowledge, will be, named as a party that is pending or, to Borrower’s Knowledge, threatened.

(d)             Borrower has not received, and, to Borrower’s Knowledge, no other Loan Party has received, any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)             Borrower has not, and to Borrower’s Knowledge, no other Loan Party has, entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)              Borrower has not, and to Borrower’s Knowledge, no other Loan Party has, assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

(g)             Borrower has delivered to Lender copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by any Loan Party with or potential liability of any Loan Party under Environmental Laws or Environmental Permits.

3.20        Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to Lender or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.21          Security Documents.

(a)             Each of the Security Documents is effective to create in favor of Lender, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Capital Stock, when any stock certificates representing such Pledged Capital Stock are delivered to Lender and, in the case of Pledged Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, when an instructions agreement, in form and substance reasonably satisfactory to Lender has been delivered to Lender, and in the case of any other Collateral described in the Security Agreement or the Pledge Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.21(a)-1 (which financing statements may be filed by Lender) at any time and such other filings as are specified on Schedule 2 to the Security Agreement and Schedule 2 to the Pledge Agreement have been completed (all of which filings may be filed by Lender) at any time, each of the Security Agreement and the Pledge Agreement shall constitute a valid Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Security Agreement or the Pledge Agreement, as applicable), in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 3.21(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 3.21(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, Borrower will have delivered to Lender, or caused to be filed, duly completed UCC termination statements, authorized by the relevant secured party, in respect of each such UCC Financing Statement.

(b)             Each of the Mortgages is effective to create in favor of Lender, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are properly filed in the offices specified on Schedule 3.21(b) (in the case of Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.12(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted by the relevant Mortgage).

3.22          Solvency. The Loan Parties are, taken as a whole, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

3.23          Gas Imbalances. Except as set forth in Schedule 3.23, there are no Gas Imbalances, take or pay or other prepayments with respect to any Oil and Gas Properties which would require Borrower to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

3.24          Reserved.

3.25          Reserved.

3.26          Reserved.

3.27          Sale of Production. No Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to Borrower other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.27 in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any material contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 90 days’(or fewer) notice, other than as consented to by Lender, and (ii) all material contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with Borrower. Each Loan Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed on Schedule 3.27 that is computed in accordance with the terms of such contract, and no Loan Party is having deliveries of production from such Oil and Gas Property curtailed substantially below such Property’s delivery capacity. Except as set forth on Schedule 3.27, all production and sales of Hydrocarbons produced or sold from any Oil and Gas Properties has been accounted for and paid to the Persons entitled thereto (except to the extent such payments are being disputed in good faith) or held in suspense, in compliance in all material respects with all applicable Requirements of Law.

3.28          Contingent Obligations. There will be no material Contingent Obligations of any Loan Party existing as of the Closing Date.

3.29         Bank Accounts. Except as set forth in Schedule 3.29, Borrower does not maintain any deposit account or securities account, nor does any such account exist for the benefit of Borrower, with any bank or financial institution other than the Control Account, which is subject to the Depositary Agreement.

3.30          Access Agreements. Following delivery by the sellers under the Acquisition Agreements, no books or records of any Loan Party are located or maintained on any premises owned by a third party or leased by a third party to any Loan Party other than such premises as to which Lender has received an Access Agreement from such Loan Party.

3.31         Material Contracts. Schedule 3.31 contains a complete and accurate list of each contract, agreement or commitment (other than the Loan Documents and instruments comprising Hydrocarbon Interests), whether oral or written, to which any Loan Party is a party or by which it is bound, and which are currently effective, involving aggregate consideration payable to or by such Person of $1,000,000 or more in any fiscal year or otherwise identified in the Acquisition Agreements as being material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person (each of the foregoing, together with the Management Services Agreement, a “Material Contract”).

3.32         No Burdensome Restrictions. Except as set forth on Schedule 3.32, neither Borrower nor any Subsidiary is a party to or bound by any contract, or subject to any restriction in any Constituent Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

3.33          Anti-Corruption Laws; USA PATRIOT Act; Anti-Terrorism Laws and Sanctions. None of (a) Borrower, any Subsidiary nor any of their respective directors, officers or employees, or (b) to the Knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowings, use of proceeds of any Loans or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

3.34          EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

3.35          Acquisition Agreements. Borrower has provided Lender true, correct and complete copies of each Acquisition Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1            Conditions to Closing Date. The effectiveness of this Agreement and the obligations of Lender hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

(a)             Credit Agreement and Other Loan Documents. Lender shall have received the following documents, in each case executed and delivered by a duly authorized officer of each of the parties thereto: (i) this Agreement, (ii) the Security Agreement, (iii) the Pledge Agreement, (iv) a Mortgage covering each of the Mortgaged Properties, (v) the Management Services Agreement, (vi) the Depositary Agreement and (vii), if applicable, each Access Agreement.

(b)            Constituent Documents. All documents establishing or implementing the ownership, capital and corporate, organizational, tax and legal structure of each Loan Party shall be reasonably satisfactory to Lender.

(c)             Pro Forma Balance Sheet; Financial Statements. Lender shall have received the Pro Forma Balance Sheet.

(d)             [Reserved].

(e)             Initial Hedging. Borrower shall have entered into substantially concurrently with the effectiveness of this Agreement one or more Hedging Agreement with a Qualified Counterparty pursuant to Section 5.11 sufficient to implement the Initial Hedging.

(f)             Insurance. Lender shall have received a summary of the insurance carried in respect of Borrower and its Properties (attached hereto as Schedule 4.1(f)), (which insurance shall be for such amounts, against such risk, covering such liabilities and with such deductibles or self-insured retentions as are reasonably acceptable to Lender) and certificates of insurance, satisfying the requirements of Section 5.7 and otherwise reasonably satisfactory to Lender, naming Lender, for the ratable benefit of the Secured Parties, as “lender loss payee” under the property loss policies and as “additional insured” on the comprehensive and general policies and providing that they shall not be canceled, amended or changed without at least 30 days’ (ten days for nonpayment) written notice to Lender.

(g)             Lien Searches. Lender shall have received (unless waived by Lender) the results of a recent Lien search in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of Borrower (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets owned on the Closing Date by any Loan Party and which are pledged to Lender (for the benefit of the Secured Parties) as Collateral), and such search shall reveal no Liens on any of the assets of any Loan Party, except for Permitted Liens or Liens set forth on Schedule 3.21(a)-3 that were or will be terminated, released or otherwise discharged on or prior to the Closing Date pursuant to documentation satisfactory to Lender, and Borrower shall have made available to Lender each document required to be delivered to DGOC pursuant to Section 12.2(e) of the Carbon MIPSA.

(h)            Environmental Matters. Lender shall have completed a reasonably satisfactory environmental review with respect to the Oil and Gas Properties.

(i)              Closing Certificates. Lender shall have received a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to Lender and with appropriate insertions and attachments, setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Person to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Person (A) who are authorized to sign the Loan Documents to which such Person is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Constituent Documents of such Person, certified by a Responsible Officer as being true and complete, and (v) solely with respect to Borrower, confirmation of compliance with the conditions precedent set forth in Section 4.1(n), Section 4.1(t) and Section 4.1(u). Lender may conclusively rely on such certificate until Lender receives notice in writing from such Person to the contrary.

(j)             Solvency. Lender shall have received a reasonably satisfactory Solvency Certificate, which shall document the solvency of Borrower after giving effect to the transactions contemplated hereby.

(k)             Other Certifications. Lender shall have received the following:

   (i)               a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

    (ii)             a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the Closing Date, clarifying that (A) such Loan Party has paid all franchise taxes to the date of such certificate and (B) such Loan Party is duly organized and in good standing under the laws of such jurisdiction; and

    (iii)            an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the Closing Date; prepared by, or on behalf of, a filing service reasonably acceptable to Lender.

(l)              Lender Consents. Lender shall have received all internal consents and approvals necessary for the consummation of the transactions contemplated by this Agreement and the Security Documents.

(m)            Approvals. Permits and third party approvals necessary or, in the reasonable discretion of Lender, advisable to be obtained by a Loan Party in connection with this Agreement, the other Loan Documents and the continuing operations of Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(n)             No Material Adverse Effect. Since December 31, 2019, no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

(o)             Title Information. Lender shall have received title information reasonably satisfactory to Lender, with respect to the interests of Borrower and its Subsidiaries in Oil and Gas Properties constituting not less than 80% of the Discounted PV of all Proved Reserves.

(p)             [Reserved].

(q)            Acquisition Agreements: The Acquisition Agreements shall have been delivered to Lender and certified by a Responsible Officer of Borrower as being true and correct in all respects as of the Closing Date.

(r)              Acquisition: The “Closing” under and as defined in each Acquisition Agreement shall have occurred or shall occur contemporaneously with the Closing Date hereunder, without waiver, amendment or modification any conditions precedent to DGOC’s obligations under, or otherwise with respect to any term of, such Acquisition Agreement, other than waivers, amendments or modifications that could not reasonably be expected to be adverse in any material respect to Lender (unless consented to by Lender (acting reasonably)), and Lender shall have received evidence of the consummation of such “Closing” from DGOC (subject only to funding of the Loans by Lender hereunder on the Closing Date).

(s)             Reorganization. Substantially concurrently with the Closing Date, and upon consummation of the transactions described in Section 4.1(r), the Reorganization shall have been completed.

(t)              Representations and Warranties. Each of the representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or Material Adverse Effect standard, in all respects) on and as of the Closing Date (although any representations and warranties which expressly relate to an earlier date shall be required only to be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or Material Adverse Effect standard, in all respects) as of the specified earlier date).

(u)             No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans requested to be made on the Closing Date.

(v)            Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. Lender shall have received (i) the certificates representing the shares of Capital Stock that are certificated securities and that are pledged pursuant to the Security Agreement or the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Pledgor, (ii) in the case of Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, an Instructions Agreement, substantially in the form of Annex A to the Pledge Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Pledge Agreement and (iii) each promissory note pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Lender) by the pledgor thereof.

(w)            Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by Lender to be filed, registered or recorded in order to create in favor of Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been delivered to Lender in proper form for filing, registration or recordation.

(x)              Legal Opinions. Lender shall have received an executed customary legal opinion of (i) Maynard, Cooper & Gale, P.C., counsel to the Loan Parties, with respect to such matters related to the Loan Documents and Reorganization as may be reasonably requested by Lender in form and substance satisfactory to Lender and (ii) Bowles Rice LLP, counsel to Borrower, with respect to the Mortgages executed by Borrower, in each case in form and substance satisfactory to Lender.

(y)            Fees. Lender shall have received all fees required to be paid and Borrower shall have reimbursed Lender and its Affiliates for all expenses incurred for which Borrower is obligated, in each case, under any Loan Document (including reasonable fees, disbursements and other charges of counsel to Lender), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by Borrower to Lender on or before the Closing Date.

4.2          Conditions Deemed Fulfilled. Except to the extent that Borrower has disclosed in the Borrowing Notice that an applicable condition specified in Section 4.1 will not be satisfied as of the Closing Date or the requested time for the making of any Loan, as applicable, Borrower shall be deemed to have made a representation and warranty as of such time that the conditions specified in Section 4.1 have been satisfied. No such disclosure by Borrower that a condition specified in Section 4.1 will not be satisfied as of Closing Date or the requested time for the making of the requested Loans shall affect the right of Lender not to make the Loans requested to be made by it if such condition has not been satisfied at such time.

ARTICLE V

AFFIRMATIVE COVENANTS

Until Payment in Full, Borrower covenants and agrees with Lender that Borrower shall, and shall cause each of its Subsidiaries to:

5.1            Financial Statements. Furnish to Lender:

(a)             as soon as available, but in any event within 120 days after the end of each fiscal year of DGOC, commencing with the fiscal year ended December 31, 2020, a copy of the audited consolidated balance sheet of DGOC and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case (beginning with the 2020 fiscal year-end) in comparative form the figures as of the end of and for the previous year, together with a narrative discussion and analysis of the financial condition and results of operations of DGOC and its Subsidiaries for such fiscal year as compared to the previous year, and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Independent Accountants; and

(b)             as soon as available, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of DGOC, commencing with the fiscal quarter ending March 31, 2020, the unaudited consolidated balance sheets of DGOC as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter, setting forth in each case (beginning with the fiscal quarter ending March 31, 2020) in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)             as soon as available, but in any event not later than 45 days after the end of each calendar month commencing with the month ending May 31, 2020, the unaudited consolidated balance sheets of DGOC as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case (beginning with the calendar month ending May 31, 2020) in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d)              such other information as Lender may from time to time reasonably request.

All such financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and, only with respect to periods ending after March 31, 2020, with prior periods (except as approved by the Independent Accountants, and disclosed therein, and quarterly and monthly financial statements shall be subject to normal year-end audit adjustments and need not be accompanied by footnotes).

5.2             Reporting Requirements. Furnish to Lender:

(a)             as soon as available, but in any event within 45 days after the end of each month, (i) the Monthly Operating Report and (ii) the Cumulative Net Production Report;

(b)             as soon as available, but in any event within 60 days after the end of each quarterly period of each fiscal year, a report, in form and substance reasonably satisfactory to Lender, setting forth as of the last Business Day of such quarterly period, a summary of the hedging positions of Borrower under all Hedging Agreements and any contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities of Borrower, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto;

(c)             (i) on or before April 30 of each fiscal year of Borrower, a Reserve Report prepared by the Petroleum Engineers, dated as of January 1 of such fiscal year; and (ii) promptly upon written request by Lender, a Reserve Report prepared by the Petroleum Engineers dated as of the first day of the month during which Borrower receives such request; provided that, unless a Default or an Event of Default shall then be continuing, Lender may request no more than two such Reserve Reports during any 12-month period, with only one such additional Reserve Report being at Borrower’s cost and expense, and with any additional requests for updated Reserve Reports during any such period to be at Lender’s cost and expense, and after the occurrence and during the continuance of a Default or Event of Default, Lender may, from time to time, request such Reserve Reports at the sole cost and expense of Borrower, in each case together with a calculation of the Discounted PV;

(d)             on or before October 1 of each fiscal year of Borrower, a Reserve Report prepared as of July 1 of the previous fiscal year, which report may be prepared by petroleum engineers who are employees of the Loan Parties (rather than the Petroleum Engineers), in substantially the same form and substance as the Reserve Reports referred to in Section 5.2(c), each such Reserve Report having been prepared by or at the direction of Borrower and (together with the related Discounted PV calculation) having been certified in writing by the senior petroleum engineer of Borrower as to the truth and accuracy of the historical information utilized to prepare the Reserve Report and the estimates included therein;

(e)             to the extent not previously disclosed to Lender, promptly upon the acquisition thereof, a listing of any Hydrocarbon Interests or Oil and Gas Properties acquired by any Loan Party at a purchase price in excess of $250,000 and a listing of any Intellectual Property acquired by any Loan Party at a purchase price in excess of $250,000, in each case since the date of the most recent list delivered pursuant to this Section 5.2(e) (or, in the case of the first such list so delivered, since the Closing Date);

(f)              reports, certifications, engineering studies, environmental assessments or other written material or data requested by, and in form, scope and substance reasonably satisfactory to Lender, in the event that Lender at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law or a condition at any Property owned, operated or leased by any Loan Party that could reasonably give rise to a Material Adverse Effect, or if an Event of Default has occurred and is continuing; provided that if any Loan Party fails to provide such reports, certifications, engineering studies or other written material or data within 75 days after the request of Lender, Lender shall have the right, at such Loan Party’s sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to enable Lender to determine whether each of the Loan Parties is in material compliance with Environmental Laws;

(g)             prior to any Disposition anticipated to generate in excess of $500,000 in Net Cash Proceeds permitted by Section 6.5(g), at least ten days prior written notice of such Disposition, which notice shall (i) describe such Disposition or the nature and material terms and conditions of such transaction and (ii) state the estimated Net Cash Proceeds anticipated to be received by Borrower;

(h)              as soon as is practicable following the written request of Lender and in any event within 60 days after the end of each fiscal year, (i) a report in form and substance satisfactory to Lender outlining all material insurance coverage maintained as of the date of such report by each Loan Party and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that Lender has been named as loss payee or additional insured, as applicable;

(i)              promptly after the formation of any pool or unit in accordance herewith, a conformed copy of the recorded pooling agreement, declaration of pooling, or other instrument creating the pool or unit and, in the event any proceeding of any Governmental Authority which seeks the pooling of unitizing of all or any part of the Oil and Gas Properties is commenced, prompt written notice thereof to Lender;

(j)              upon request by Lender, such other reports and information with respect to the Oil and Gas Properties of the Loan Parties, the other Collateral or the financial condition of the Loan Parties as may be so requested; and

(k)             any event of default under any limited recourse Indebtedness (such as “securitizations” or loan facilities similar to this Agreement) of any Affiliate of DGOC (other than a Loan Party).

Each delivery of a Reserve Report by Borrower to Lender pursuant to this Agreement shall constitute a representation and warranty by Borrower to Lender (A) with respect to the matters referenced in Section 3.9(c) and (B) that the Loan Parties own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens).

5.3            Certificates; Other Information. Furnish to Lender:

(a)             concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of a Responsible Officer (A) stating that, to the best of such Responsible Officer’s Knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by such Loan Party, and that such Responsible Officer has obtained no Knowledge of any Default or Event of Default except as specified in such certificate, and (B) containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the calendar month, fiscal quarter or fiscal year of Borrower, as the case may be and (ii) in the case of quarterly and annual financial statements, to the extent not previously disclosed to Lender, in writing, an updated listing of any Oil and Gas Properties, Hydrocarbon Interests or other Real Property or Intellectual Property acquired by any Loan Party (in the case of Intellectual Property, limited to any individual item purchased or otherwise acquired for consideration in excess of $250,000) or with respect to which any Loan Party shall acquire a right to earn, purchase or otherwise acquire, since the date of the most recent updated list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(b)             as soon as possible and in any event within five days of obtaining Knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by the Loan Parties in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority has taken action to or may deny any application for an Environmental Permit or other material Permit sought by, or revoke or refuse to renew any such Permit held by any Loan Party or operator of any Oil and Gas Property or condition approval of any such Permit on terms and conditions if the effect of any such action would have a Material Adverse Effect or a material adverse effect on the operator of any Oil and Gas Property, or would be material and adverse to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person or to the development of or production from any Oil and Gas Property;

(c)             upon the request of Lender, immediate access to all geological, engineering and related data contained in the files of Borrower or readily accessible to Borrower relating to its Oil and Gas Properties, subject to and as may be limited by any confidentiality agreements to which Borrower is a party or by which any such data is bound; provided that upon the request of Lender, Borrower shall make such reasonable efforts to obtain a release from such confidentiality agreements for the purpose of providing such data to Lender;

(d)             within five Business Days after receipt thereof by Borrower, copies of each final management letter, exception report or similar letter or report received by any Loan Party from its Independent Accountant;

(e)             promptly upon receipt, copies of all reports and notices delivered to Borrower by Services Provider in connection with the Management Services Agreement; and

(f)              promptly, such additional financial and other information as Lender may from time to time reasonably request.

5.4          Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (subject to any applicable grace and cure periods), as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books and balance sheets of Borrower.

5.5            Maintenance of Existence; Compliance with Obligations, Requirements, etc.

(a)             (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)             To the extent not in conflict with this Agreement or the other Loan Documents, comply with all (i) Contractual Obligations and Constituent Documents and (ii) Permits and other Requirements of Law, and use its reasonable efforts to cause all employees, agents, contractors and subcontractors of Borrower to comply with all Permits and Requirements of Law as may be necessary or appropriate to enable Borrower so to comply, except, in the case of Contractual Obligations, Permits and other Requirements of Law, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.6            Operation and Maintenance of Property.

(a)              Keep, preserve and maintain all Property and systems, including all improvements, personal property and equipment, useful and necessary in its business in good working order and condition in accordance with the general practice of other businesses of similar character and size (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements so that its business may be property conducted at all times.

(b)             Keep and continue all material leases, estates and interests constituting Oil and Gas Properties and all contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided that this provision shall not prevent Borrower from abandoning and releasing any such leases upon their termination as the result of cessation of production in paying quantities that did not result from the failure of Borrower to maintain such production as a reasonably prudent operator.

(c)             To the extent that the Oil and Gas Properties are operated by Borrower, act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and carry out all such operations as would a reasonable and prudent operator in accordance with standard industry practices; and, to the extent that the Oil and Gas Properties are not operated by Borrower, utilize the property and contractual rights of Borrower as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and to cause the reasonable and prudent operation thereof in accordance with standard industry practices.

(d)             Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties or other material Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(e)             Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties.

(f)              To the extent Borrower is not the operator of any Oil and Gas Properties or other material Properties, use its commercially reasonable efforts to cause the operator to comply with this Section 5.6.

5.7            Insurance.

(a)             Maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of the Security Agreement in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, with such deductibles as are reasonably acceptable to Lender. In addition:

   (i)               the general liability policies maintained by or on behalf of Borrower and its Subsidiaries shall include a limit of liability of not less than $20,000,000 in the aggregate for any calendar year;

   (ii)              Borrower shall cause DGOC to maintain pollution liability policies on behalf of Borrower and its Subsidiaries with a limit of liability of not less than $4,000,000 in the aggregate for any calendar year, and such policies shall cover, among other things, pollution clean-up, bodily injury and property damage caused by new gradual pollution or new gradual pollution conditions;

   (iii)            if an insured event occurs under any such insurance policy maintained by DGOC or its Subsidiaries that covers Borrower, its Subsidiaries or any of their respective Properties and any Person other than Borrower utilizes such coverage, Borrower shall cause DGOC to purchase additional coverage on the open market in order to meet the minimum coverage thresholds set forth above, as applicable; and

   (iv)             following any other insured event in which DGOC or its Subsidiaries (other than Borrower) utilizes such coverage, Borrower shall, cause DGOC to purchase additional coverage on the open market to maintain the same level of coverage with respect to Borrower, its Subsidiaries and their Properties as was maintained prior to the occurrence of such event.

(b)            Name Lender, for the ratable benefit of the Secured Parties, as “loss payee” under its casualty loss policies and Lender as “additional insured” on its comprehensive and general liability policies and cause all such casualty loss policies to be reasonably satisfactory to Lender in all respects and provide that they shall not be canceled, amended or changed without at least 30 days’ (ten days for nonpayment) written notice to Lender, it being understood, however, that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds of any insurance policies shall be applied in accordance with Sections 2.7 and 2.9.

(c)             Renew all insurance policies referred to in this Section 5.7 on terms no less favorable to Lender for the ratable benefit of the Secured Parties during the term of this Agreement and cause any substitute underwriter to be, in Borrower’s reasonable opinion, as financially sound as Borrower’s existing underwriters.

5.8            Inspection of Property; Books and Records; Discussions.

(a)             Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b)             Permit Lender, or any agents or representatives thereof, from time to time during Borrower’s normal business hours, no more than two times during any calendar year (except that, after the occurrence and during the continuation of an Event of Default, such limitation on the frequency of inspections under this Section 5.8(b) shall not apply) and upon three Business Days’ notice (except that, after the occurrence and during the continuation of an Event of Default, no such notice shall be required) to (i) go upon, examine, inspect and remain on the Properties of any Loan Party, (ii) during any such visit, inspect and verify the amount, character and condition of any of the Property (that constitutes, or relates to, Collateral) of any Loan Party, (iii) during any such visit, examine and, at Borrower’s cost and expense, make copies of and abstracts from the records and books of account of any Loan Party, and (iv) discuss the affairs, finances and accounts of any Loan Party with any of their respective officers, directors, employees, Independent Accountants or Petroleum Engineers, it being understood that, except as otherwise stated in clause (iii) above, Lender will pay the costs and expenses incurred by it in exercising its rights under this Section 5.8(b); provided that after the occurrence and during the continuation of an Event of Default, Borrower shall reimburse Lender promptly after a request therefor for the reasonable costs and expenses incurred by it in connection with the exercise of its rights under this Section 5.8(b).

(c)             Authorize the Independent Accountants of Borrower to disclose to Lender any and all financial statements and other information of any kind, as Lender reasonably requests, from Borrower and which the Independent Accountants may have with respect to the business, financial condition, results of operations or other affairs of any Loan Party.

5.9             Notices. Promptly, and in any event within three Business Days after Borrower’s Knowledge thereof, give notice to Lender of:

(a)             the occurrence of any Default or Event of Default;

(b)             any (i) default or event of default (or alleged default) under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in case of clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)             any litigation or proceeding affecting any Loan Party in which the damages claimed are not covered by insurance is $1,000,000 or more or in which injunctive or similar relief is sought;

(d)             any claim for indemnification or similar remedy by or against DGOC or any of its Affiliates under either Acquisition Agreement; and

(e)             any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action any Loan Party proposes to take with respect thereto.

5.10          Environmental Laws.

(a)              Comply in all material respects with, and ensure compliance in all material respects at any Property owned, leased or operated by Borrower by all tenants, subtenants, lessees, sub-lessees, farmoutees, operators and contractors, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants, subtenants, lessees, sub-lessees, farmoutees, operators and contractors obtain and comply in all material respects with and maintain, any and all Environmental Permits required by applicable Environmental Laws with respect to any Property owned, leased or operated by Borrower.

(b)             Conduct and complete all investigations, studies, sampling and testing, and all reporting, investigative, remedial, removal and other actions required under Environmental Laws as a result of a release of or the discovery of Materials of Environmental Concern, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c)             As soon as available, and in any case within five Business Days prior to the closing of any acquisition of Oil and Gas Properties by Borrower for which Borrower reasonably believes that liability of Borrower for environmental remediation potentially associated with the ownership or operation of all such Oil and Gas Properties (exclusive of usual and customary plugging and abandonment obligations) is expected to exceed a Material Environmental Amount, deliver to Lender an environmental report covering such Oil and Gas Properties to be acquired, in form and substance reasonably satisfactory to Lender.

(d)             Promptly, but in no event later than five days after Borrower becomes aware of the event, notify Lender in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or threatened lawsuit by any landowner or other third party against any Loan Party or its Properties of which Borrower has Knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action may result in liability (whether individually or in the aggregate) in excess of a Material Environmental Amount.

(e)             Establish and implement such procedures as may be necessary to continuously determine and assure that the obligations of Borrower under this Section 5.10 are timely and fully satisfied.

5.11          Commodity Price Protection. No later than the Closing Date, Borrower shall enter into and thereafter maintain Qualified Hedging Agreements that (i) provide fixed price protection of Borrower’s and its Subsidiaries’ aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of such Persons’ business of at least the volumes set forth on Schedule 5.11 and with a tenor lasting to the Maturity Date, and having minimum floor prices that are reasonably acceptable to Lender (“Initial Hedging”). Lender may require extension of Qualified Hedging Agreements beyond the Maturity Date while any Loans remain outstanding.

5.12          Collateral Matters.

(a)             At all times Borrower shall grant to Lender an Acceptable Security Interest in Oil and Gas Properties constituting no less than 90% of the Discounted PV of the Loan Parties’ Proved Reserves. Provided, however, that Borrower shall submit Mortgages required hereunder in recordable form to the applicable filing offices within thirty (30) days of the date of this Agreement and shall complete the recordation as promptly as possible thereafter; during said recordation period of time, Borrower shall be deemed to be in compliance with the first sentence of this paragraph.

(b)             With respect to any Oil and Gas Property or other Property acquired (including any interest of Borrower in Oil and Gas Properties acquired as the result of the formation of any pool or unit in accordance with Section 6.19) after the Closing Date by Borrower as to which Lender, for the benefit of the Secured Parties, does not have an Acceptable Security Interest (other than any Real Property not constituting an Oil and Gas Property), promptly, and in any event within 30 days, (i) execute and deliver to Lender such Security Documents or amendments to Security Documents and take all actions, including without limitation, the filing of any financing statements or Mortgages, as Lender deems necessary or advisable to grant to Lender, for the benefit of the Secured Parties, an Acceptable Security Interest in such Property, and (ii) if such Property includes Oil and Gas Properties having any Proved Reserves, deliver to Lender Title Opinions and such other legal opinions relating to the matters described in clause (i) immediately preceding as Lender may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender; provided that unless a Property is acquired for a purchase price or other consideration in excess of $100,000, Borrower shall not be required to take the actions specified in this Section 5.12(b) prior to the end of the fiscal quarter in which the acquisition occurs, or if earlier, the date at which the cumulative amount of purchase price or other consideration for all Property acquired in such quarter equals or exceeds $100,000, at which time all Property theretofore acquired and not previously made subject to a Lien in favor of Lender shall be made so subject.

(c)             With respect to any fee interest in any Real Property (other than Oil and Gas Property) acquired after the Closing Date by Borrower (other than any such Real Property acquired for an aggregate consideration valued at less than $100,000), promptly (i) execute and deliver a first priority Mortgage (subject only to Permitted Liens) in favor of Lender, for the benefit of the Secured Parties, covering such Real Property and designating thereon the appropriate recording office, (ii) if requested by Lender, provide Lender with (A) title and extended coverage insurance covering such Real Property in an amount at least equal to the purchase price of such Real Property (or such other amount as shall be reasonably specified by Lender) as well as a current ALTA or ALTAX survey thereof, together with a surveyor’s certificate, (B) any consents or estoppels reasonably deemed necessary or advisable by Lender in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Lender and (C) if requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.

(d)             (Reserved).

(e)             Notwithstanding that, by the terms of the various Security Documents, the Loan Parties are and will be assigning to Lender all of the net proceeds of production from the Mortgaged Properties covered by such Security Documents, so long as no Event of Default has occurred and is continuing, the Loan Parties may continue to receive from the purchasers of such production all such proceeds, subject, however, (i) to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified and (ii) the terms of the Depositary Agreement; provided, that, the terms of Sections 2.15 and 5.15 hereof shall control over any contrary terms of the Security Documents or the Depository Agreement. Upon the occurrence and during the continuation of an Event of Default, Lender may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all net proceeds of production from such Mortgaged Properties then held by such Loan Parties or to receive directly from the purchasers of production all other net proceeds of production. In no case shall any failure, whether intentional or inadvertent, by Lender to collect directly any such net proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any net proceeds of production from any Oil and Gas Properties by Lender to any Loan Parties constitute a waiver, remission, or release of any other net proceeds of production from any Oil and Gas Properties or of any rights of Lender to collect other net proceeds of production from the Oil and Gas Properties thereafter.

5.13          Title Matters.

(a)              Take such actions and execute and deliver such documents and instruments as Lender may require to ensure that Lender shall have received title information in form and substance reasonably satisfactory to Lender covering Oil and Gas Properties of Borrower acquired after the Closing Date constituting not less than 80% of the Discounted PV of the Proved Developed Producing Reserves in respect of such Oil and Gas Properties.

(b)             Within 30 days after (i) a request by Lender to cure any title defects or exceptions arising after the Closing Date which are not Permitted Liens or (ii) a notice by Lender that Borrower has failed to comply with this Section with respect to Oil and Gas Properties of Borrower acquired after the Closing Date, (A) cure such title defects or exceptions which are not Permitted Liens; provided, that, if the cost to cure such title defects or exceptions exceeds $25,000 or such title defects or exceptions are not curable, and Borrower is in compliance with Section 5.12(a) after excluding the Oil and Gas Properties subject to such title defects or exceptions (or cures any non-compliance pursuant to the provisions of Section 5.12(a)) Borrower shall not be required to cure such title defects or exceptions and (B) if required to cure such title defects or exceptions pursuant to clause (A), deliver to Lender title information in form and substance reasonably acceptable to Lender in its reasonable discretion, as to Borrower’s ownership of such Oil and Gas Properties.

5.14          Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.18.

5.15          Accounts. Borrower will deposit or cause the deposit of an amount equal to the Debt Service Reserve Required Amount into the Control Account no later than 5:00 pm central time on the Closing Date and shall cause the balance in the Control Account to equal at least the Debt Service Reserve Required Amount until the first Net Monthly Payment (as defined in the Management Services Agreement) is deposited into such account. At all times, deposit, or cause to be deposited, all Business Proceeds into the Control Account; provided, that, during the one hundred twenty (120) day time period after the Closing Date (or such later day as to which Lender may agree), Borrower may continue to receive deposits into the existing bank accounts listed on Schedule 3.29 from parties with whom Borrower had pre-existing business relationships involving such existing bank accounts. No later than one hundred twenty (120) days after the Closing Date (or such later day as to which Lender may agree), Borrower shall close the accounts listed on Schedule 3.29 and deposit any funds therein into the Control Account. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all rights to the net proceeds received from the unwind or termination of the Hedge Contracts (as defined in the Reorganization Agreement) will be distributed to the Services Provider pursuant to Section 2.6 of the Reorganization Agreement.

5.16         Patriot Act Compliance. Provide such information and take such actions as are reasonably required by Lender in order to assist Lender with compliance with the Patriot Act.

5.17          Further Assurances.

(a)             From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Lender with respect to the Collateral pursuant hereto or thereto.

(b)             Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c)             Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than unrecorded Liens permitted under Section 6.3 that arise by operation of law) is asserted against a Mortgaged Property, promptly and at its expense, give Lender a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to Lender; provided, however, Borrower will not be required to preserve, protect or pay to the extent not otherwise required pursuant to the terms of Sections 5.12 and 5.13.

ARTICLE VI

NEGATIVE COVENANTS

Until Payment in Full, Borrower covenants and agrees with Lender that Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Lender:

6.1            [Reserved].

6.2            Indebtedness. Create, incur, assume, issue, guaranty or suffer to exist any Indebtedness, except for the following (“Permitted Indebtedness”):

(a)             Indebtedness of any Loan Party pursuant to any Loan Document;

(b)             Indebtedness under any Hedging Agreement permitted pursuant to Section 6.16;

(c)             obligations for ad valorem, severance and Other Taxes payable that are not overdue;

(d)             accrued FAS 143 Asset Retirement Obligations;

(e)             Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(f)               letters of credit issued for the account of Borrower or any of its Subsidiaries in respect of the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, plugging and abandonment obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as (x) the aggregate face amount of such letters of credit at any one time does not exceed $2,500,000 and (y) Borrower’s reimbursement obligations thereunder are unsecured, or if secured then only by cash or Cash Equivalents collateral;

(g)             amounts owed by Borrower to operators of Hydrocarbon Interests under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower, which amounts are not more than 60 days past due or are being contested in good faith by appropriate proceedings if such reserves as may be required by GAAP shall have been made therefor;

(h)             extensions of credit from suppliers or contractors who are not Affiliates of Borrower for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements in connection with Borrower’s oil and gas development activities, which are not more than 60 days overdue or are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor; and

(i)             additional Indebtedness of Borrower in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding.

6.3            Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)             Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books and balance sheets of the applicable Loan Party in conformity with GAAP;

(b)             carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained in the books and balance sheets of the applicable Loan Party in conformity with GAAP; provided that at no time shall such sums being contested exceed in the aggregate $2,500,000;

(c)             pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)             deposits by or on behalf of Borrower or any of its Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, plugging and abandonment obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of such deposits at any one time does not exceed $5,000,000;

(e)             encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals and other like purposes that do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impair the use of such Property by Borrower in the operation of its business and which do not in any case materially detract from the value of the Property subject thereto are or would be violated in any material respect by existing or proposed operations of Borrower;

(f)              Liens created pursuant to the Security Documents;

(g)             the interest or title of a lessor under any lease entered into by Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(h)             all lessors’ royalties (and Liens to secure the payment thereof), overriding royalties, net profits interests, carried interests, Production Payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in the most recently delivered Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in the most recently delivered Reserve Report without a corresponding increase in the corresponding net revenue interest;

(i)              Liens under any oil and gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, oil and gas partnership agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements in each case to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of Borrower in any of the Loan Documents to be untrue, (iii) do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in the most recently delivered Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in the most recently delivered Reserve Report without a corresponding increase in the corresponding net revenue interest, and (iv) secure obligations that are not delinquent and do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(j)             Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution;

(k)             Liens arising by virtue of a judgment or judicial order not constituting an Event of Default;

(l)              the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of the Loan Parties;

(m)             normal and customary banker’s liens, rights of set-off or similar rights and remedies in favor of creditor depository institutions, and Liens of a collecting bank on checks, drafts or other items of payment payable to a Loan Party (including those constituting proceeds of any Collateral) in the ordinary course of collection; and

(n)             Liens not otherwise permitted by this Section 6.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the Property subject thereto exceeds $2,500,000 at any one time; provided, however that no Lien securing obligations in any amount shall be permitted under this Section 6.3(n) on any account described in Section 5.15.

6.4            Fundamental Changes. (i) Enter into any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business (including, in each case, pursuant to a an LLC Division and, in each case, whether now owned or hereafter acquired) or (ii) amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN, except that, if no Event of Default shall have occurred and be continuing, Borrower or any of its Subsidiaries may amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN in accordance with and to the extent permitted by Section 5.5 of the Security Agreement.

6.5            Disposition of Property. Dispose of any of its Property (including, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock of Borrower or any Subsidiary (including pursuant to any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation) to any Person, except:

(a)             Dispositions of obsolete or worn out property in the ordinary course of business;

(b)             the sale of inventory (including Hydrocarbons sold as produced) which is sold in the ordinary course of business on ordinary trade terms; provided that no contract for the sale of Hydrocarbons shall obligate Borrower or any of its Subsidiaries to deliver Hydrocarbons at a future date without receiving full payment therefor within 60 days after delivery for oil and 90 days after delivery for gas;

(c)             Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(d)             Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

(e)             abandonment of Properties not capable of producing Hydrocarbons in paying quantities after expiration of their primary terms;

(f)               any Casualty Recovery Event; provided the proceeds thereof are applied to prepay the Loans to the extent required by Section 2.7;

(g)             Dispositions of Hydrocarbon Interests in any 12-month period not to exceed, in the aggregate, 2% of the Discounted PV as set forth for in the Reserve Report most recently delivered pursuant to Section 5.2; provided (i) such Dispositions are for Fair Market Value and at least 75% of the consideration received in such Disposition is cash and (ii) the proceeds thereof are applied to prepay the Loans if and to the extent required by Section 2.7, and the balance of the proceeds are deposited in the Control Account; provided further that this Section 6.5(g) shall not apply in respect of Dispositions of Specified Assets, except that Dispositions of the Specified Assets identified on Schedule 1.1(c) as “Shonk Land Preferential Right Properties” shall be considered but only for purposes of calculating the 2% limitation herein;

(h)             the Disposition of other assets not otherwise addressed herein having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of Borrower; provided, the proceeds thereof are applied to prepay the Loans to the extent required by Section 2.7;

(i)              Permitted Asset Swaps in any 12-month period not to exceed, in the aggregate, 2% of Discounted PV as set forth in the Reserve Report most recently delivered pursuant to Section 5.2;

(j)              the Disposition of Specified Assets to DGOC or its designee; provided, that, if the particular Specified Assets to be Disposed of are Specified Assets other than those described in clauses (iii) and (iv) of the definition thereof, then, at least thirty (30) days prior to the proposed Disposition, Lender shall have received a certificate signed by an executive officer of DGOC stating that (x) DGOC has the present intention to lease, sublease, farm out, joint venture, drill or otherwise develop, or participate in any such activity related to, such Specified Assets to be Disposed of and (y) DGOC will undertake to cause the return of such Specified Assets so Disposed of to Borrower if within ninety (90) days from the Disposition none of the activities so described in the certificate have been commenced in good faith; and

(k)             Dispositions of Hedging Agreements, in part or in whole, in order to maintain compliance with Section 6.16, or in the ordinary course, provided, however, any proceeds received by Borrower in connection with the Disposition of any Qualified Hedging Agreement shall be subject to Section 2.7(c).

6.6         Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower, or make or offer to make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent) or other charges on, or effect any repurchase, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness (other than the Obligations) of Borrower (the payments or other transactions described in this Section 6.6 collectively, “Restricted Payments”), except that:

(a)             Borrower may make Restricted Payments in the form of Capital Stock (other than Disqualified Stock) of Borrower;

(b)             Borrower may make any required payment, prepayment, repurchase redemption, purchase, retirement or other payment of other Permitted Indebtedness, in each case to the extent required to be made by the terms thereof and permitted by such terms after giving effect to any applicable subordination provisions; provided that the Restricted Payments described in this clause (b) shall not be permitted if a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom;

(c)             Borrower may make Restricted Payments (including for the payment of estimated income taxes) on any Monthly Required Payment Date pursuant to Section 2.15(d); provided that (i) immediately before and after giving effect to the making of such Restricted Payment, no Event of Default shall have occurred and be continuing, (ii) the aggregate amount of such Restricted Payment made on such Monthly Required Payment Date shall not exceed the Distributable Cash Balance calculated as of such date and (iii) immediately before and after giving effect to the making of such Restricted Payment, no Warm Trigger Event shall have occurred; and

(d)             Borrower may prepay Capital Leases or purchase money financings comprising Permitted Indebtedness upon the sale or exchange of the equipment subject thereto.

6.7             Expenditures. Make or commit to make any Capital Expenditure, except (i) Capital Expenditures in response to health and safety emergencies and (ii) Capital Expenditures funded by additional equity contributions from DGOC (“Permitted Capital Expenditures”).

6.8             Investments. Make any Investment in any other Person, except:

(a)             extensions of trade credit and advances to non-operators under operating agreements in the ordinary course of business;

(b)             Investments in Cash Equivalents;

(c)             Hedging Agreements permitted by Section 6.16;

(d)             subject to the provisions of Section 6.7, Investments constituting Permitted Capital Expenditures (other than Investments in the Capital Stock or Indebtedness of any Person);

(e)             Investments received by Borrower in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person;

(f)              Guarantee Obligations permitted by Section 6.2;

(g)             in addition to Investments otherwise expressly permitted by this Section 6.8, Investments by Borrower in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement; and

(h)             other Investments so long as such Investment is funded by one or more equity contributions.

6.9          Transactions with Affiliates. Enter into any transaction, including, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees (other than pursuant to, and in accordance with, the terms of the Management Services Agreement), with any Affiliate (other than a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement (including, but not limited to Section 6.5(j)), (b) in the ordinary course of business of the Loan Party that is party to such transaction, and (c) upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.10        Anti-Corruption Laws. Permit, or use commercially reasonable efforts to permit, any of its or their respective directors, officers, employees or agents to, make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Anti-Corruption Laws.

6.11          Changes in Fiscal Periods. Permit the fiscal year of Borrower to end on a day other than December 31 or change the method of determining its fiscal year for Borrower.

6.12          Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Pledgor, its respective obligations under the Pledge Agreement, other than this Agreement and the other Loan Documents.

6.13         [Reserved].

6.14         Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the development, production and sale of Hydrocarbons and activities reasonably incidental or relating thereto in the states of Kentucky, Pennsylvania, Tennessee, Ohio, Virginia, Illinois and West Virginia.

6.15          ERISA Plans. Borrower shall not adopt or otherwise maintain any ERISA Plan nor become a “commonly controlled entity” within any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

6.16          Hedging Agreements. Enter into, or suffer to exist, any Hedging Agreement other than:

(a)             Hedging Agreements entered into by Borrower pursuant to Section 5.11 with Qualified Counterparties in the ordinary course and not for speculative purposes; provided, however, as of any date after the Closing Date such Hedging Agreements shall comply with the volume limitations in Section 6.16(b) below;

(b)             as of any date, Qualified Hedging Agreements with respect to volumes that, taken together with the Initial Hedging outstanding as of such date, does not exceed 95% of Borrower’s and its Subsidiaries’ aggregate Projected Oil and Gas Production as of such date; and

(c)             Hedging Agreements entered into by Borrower with Qualified Counterparties for the purpose and effect of fixing interest rates on a principal amount of the Indebtedness of Borrower on terms and conditions reasonably acceptable to Lender and not for speculative purposes.

6.17         New Subsidiaries. Acquire, form, incorporate or organize any Subsidiary or permit to exist any Subsidiary of Borrower, other than any Subsidiary of Borrower in existence as of the Closing Date.

6.18          Use of Proceeds. Use or permit the use of all or any portion of the proceeds of the Loans for any purpose other than as permitted pursuant to Section 3.18.

6.19         Pooling and Unitization. Voluntarily pool or unitize all or any material part of their Oil and Gas Properties where the pooling or unitization would result in the diminution of Borrower’s net revenue interest in production from the pooled or unitized lands, except where any such pooling or unitization would increase the Discounted PV of the associated Oil and Gas Property compared to the pre-unitized Discounted PV unless the failure to pool or unitize such Oil and Gas Properties would not be consistent with prudent industry practices.

6.20         Bank Accounts. Open or otherwise establish, or deposit or otherwise transfer funds into, any bank account (other than as permitted by the Depositary Agreement) in the name or otherwise for the benefit of Borrower or any Subsidiary.

6.21         Drilling. Commence any new drilling operations on any new well after the Closing Date without obtaining the prior written consent of Lender.

6.22         Gas Imbalances, Take-or-Pay or Other Prepayments. Allow Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of Borrower or any Subsidiary which would require Borrower or such Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than Gas Imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which Gas Imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in Borrower or such Subsidiary having net aggregate liability at any time in excess of an amount equal to 2% of the Oil and Gas Properties that are designated Proved Developed Producing Reserves in the most recently delivered Reserve Report.

6.23         Amendments to Certain Documents and Agreements.

(a)             Amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any Constituent Documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Capital Stock), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such agreements or arrangements that do not materially adversely affect any right, privilege or interest of Lender under the Loan Documents or in the Collateral.

(b)             Amend, modify or otherwise change in a manner materially adverse to Lender, or consent or agree to any amendment, modification or other change that is materially adverse to Lender, in each case, with respect to any of the terms of any joint operating agreements, pooling or unitization agreements or similar contractual arrangements relating to the development and operation of the Oil and Gas Properties.

(c)             Amend, modify or otherwise change, or consent or agree to any amendment, modification or other change, with respect to any of the terms of the Reorganization Agreement.

ARTICLE VII

EVENTS OF DEFAULT

7.1            Events of Default. If any of the following events shall occur and be continuing:

(a)            Borrower shall fail to pay when due and payable or when declared due and payable (in each case whether at the stated maturity, by acceleration or otherwise), including, pursuant to Section 2.7, (i) all or any portion of the principal amount of the Loans or (ii) within three Business Days after the due date thereof, interest, Applicable Premium or any other Obligations (whether of fees and charges due to Lender or other amounts constituting Obligations); or

(b)             [reserved]; or

(c)             any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.5(a) (with respect to Borrower only), 5.7, 5.9(a), 5.11; or 5.15 (first sentence only) or in Article VI; or an “Event of Default” under and as defined in any Mortgage shall have occurred; or

(d)             any Loan Party shall default in the observance or performance of any material covenant or agreement made in any Loan Document to which it is a party (other than a covenant or agreement, a default in the observance or performance of which is specifically dealt with elsewhere in this Section 7.1), or any DGOC Reorg Party shall default in the observance or performance of any material covenant or agreement made in the Reorganization Agreement, or any representation or warranty of any Loan Party made in any Loan Document to which it is a party or in any certificate or other writing delivered pursuant hereto or in connection herewith, or any representation or warranty of any DGOC Reorg Party made in the Reorganization Agreement, proving to have been incorrect in any material respect as of the time when the same shall have been made, and such default shall continue or not be cured, or the circumstance or condition in respect of which such representation or warranty was incorrect shall not have been eliminated or otherwise cured, for a period of thirty (30) days after the earlier of (i) Knowledge of Borrower or any other Loan Party, or any DGOC Reorg Party, as the case may be, of such default or incorrect representation or warranty or (ii) receipt by Borrower from Lender, of a written notice specifying such default or incorrect representation or warranty and requiring it to be remedied and stating that such notice is a notice of Default hereunder, delivered by registered or certified mail; provided, however, notwithstanding the foregoing, any such breach of any covenant or agreement or representation or warranty by any Loan Party or any DGOC Reorg Party, as the case may be, shall not constitute an Event of Default after such thirty (30) day period (and the notice described above need not be delivered) if (x) Borrower or any other applicable Loan Party or the applicable DGOC Reorg Party has commenced in a diligent manner a cure of such breach and (y) such remedial action could not reasonably have been expected to fully cure such breach within such thirty (30) days, but could reasonably be expected to be implemented and fully cure such breach within an additional thirty (30) days (but in no event shall the total cure period exceed a total of ninety (90) days); provided, further, however, upon the occurrence of any such event, each of Borrower or such other Loan Party or the applicable DGOC Reorg Party, as applicable, shall not be relieved from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement, the other Loan Documents or the Reorganization Agreement, as applicable, and Borrower, such other Loan Party or the DGOC Reorg Parties, as applicable, shall provide Lender prompt notice of such failure or delay by it or them, as applicable, together with a description of its efforts to so perform its obligations; or

(e)             any Loan Party shall (i) default in making any payment of any principal or interest of any Indebtedness on which such Loan Party is obligated (including, any Guarantee Obligation, but excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto after giving effect to any applicable cure or grace periods; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation but excluding the Obligations), any Obligation in respect of any Hedging Agreement or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

(f)              an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)             any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)            any Services Provider Credit Event shall occur and no Successor Services Provider acceptable to Lender has been designated by a Loan Party within sixty (60) days; or

(i)              one or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)              any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16 or due to Lender or another Secured Party’s failure to take necessary action), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; as a result of action taken or omitted to be taken by any Loan Party, Lender shall fail to have the Acceptable Security Interests in the Collateral required pursuant to Section 5.12, which failure is not remedied within five days after notice thereof to Borrower from Lender; or any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; or

(k)	[reserved]; or

(l)	any Services Provider Default described in Section 4.2(a) of the Management Services Agreement shall occur; or

(m)	any Change of Control shall occur; or

(n)             any Services Provider Change of Control shall occur and no Successor Services Provider acceptable to Lender has been designated by a Loan Party within sixty (60) days;

then, and in any such event, (A) if such event is an Event of Default specified in clause (f) or (g) of this Section with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken, at the same or different times: (i) Lender may, at its option, by notice to Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) Lender may, at its option, by notice to Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

7.2          Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to exercise any and all remedies available under the Security Documents or otherwise available under applicable law or otherwise.

ARTICLE VIII

SECURED PARTIES

8.1	Collateral Matters.

(a)              Lender is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Lender is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Secured Parties as set forth in Section 9.1) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Requirements of Law. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.1.

(b)             Notwithstanding anything contained in any of the Loan Documents to the contrary, Lender and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Lender on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.1(b).

ARTICLE IX

MISCELLANEOUS

9.1           Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. Lender and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (except as specified in Section 9.16) release all or substantially all of the Collateral, in each case without the consent of all Secured Parties.

Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties, Lender and all future holders of the Loans, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, however, that delivery of an executed signature page of any such instrument by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

9.2            Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of Borrower or Lender, as follows or (b) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	DP Bluegrass LLC
1800 Corporate Drive
Birmingham, AL 35242
Attention: Eric Williams
Email: ewilliams@dgoc.com

with a copy to (which copy
shall not constitute notice):	DP Bluegrass LLC
414 Summers Street
Charleston, WV 25301
Attention: Benjamin Sullivan
Email: bsullivan@dgoc.com

Lender:	Munich Re Reserve Risk Financing, Inc.
c/o Munich Re Trading LLC
1790 Hughes Landing Blvd., Suite 275
The Woodlands, Texas 77380
Attention: George Carrick
Facsimile: (832) 592-0053
Email: George.Carrick@mrtl.com

with a copy to (which copy
shall not constitute notice):	Munich Re Reserve Risk Financing, Inc.
c/o Munich Re Trading LLC
1790 Hughes Landing Blvd., Suite 275
The Woodlands, Texas 77380
Attention: JannaLyn Allen
Facsimile: (832) 592-0053
Email: JannaLyn.Allen@mrtl.com

provided that any notice, request or demand to or upon Lender shall not be effective until received.

Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Lender hereby agrees to accept notices hereunder (including notices pursuant to Section 2.2) by electronic mail in portable document format (.pdf).

9.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4          Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5         Payment of Expenses. Whether or not the Closing Date occurs, Borrower agrees to:

(a)             pay or reimburse Lender on demand for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of counsel and consultants to Lender; and

(b)            pay or reimburse Lender on demand for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to Lender and of counsel to Lender; provided that Borrower shall not be obligated to pay or reimburse Lender for any such costs or expenses incurred by Lender prior to the Closing Date that are in excess of $250,000 and attributable to (i) the development, preparation and execution of this Agreement and the other Loan Documents and (ii) any due diligence conducted with respect to the transactions contemplated hereby.

9.6	Indemnification; Waiver.

(a)             BORROWER SHALL, AND DOES HEREBY INDEMNIFY, LENDER (AND ANY SUB-AGENT THEREOF), AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY AND ALL RECORDING AND FILING FEES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF, OR CONSUMMATION OR ADMINISTRATION OF ANY OF THE TRANSACTIONS CONTEMPLATED BY, OR ANY AMENDMENT, SUPPLEMENT OR MODIFICATION OF, OR ANY WAIVER OR CONSENT UNDER OR IN RESPECT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SUCH OTHER DOCUMENTS, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, (IV) THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE (ALL THE FOREGOING IN THIS CLAUSE (A), COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS (EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE) OR FOR ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THE LOANS. NOTWITHSTANDING THE FOREGOING, THIS SECTION 9.6(A) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(b)            WITHOUT LIMITING THE FOREGOING, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AGREES NOT TO ASSERT AND TO CAUSE ITS SUBSIDIARIES NOT TO ASSERT, AND HEREBY WAIVES AND AGREES TO CAUSE ITS SUBSIDIARIES SO TO WAIVE (I) ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF AND (II) ALL RIGHTS FOR CONTRIBUTION OR ANY OTHER RIGHTS OF RECOVERY WITH RESPECT TO ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE, UNDER OR RELATED TO ENVIRONMENTAL LAWS, THAT ANY OF THEM MIGHT HAVE BY STATUTE OR OTHERWISE AGAINST ANY INDEMNITEE.

(c)             ALL AMOUNTS DUE UNDER THIS SECTION 9.6 SHALL BE PAYABLE NOT LATER THAN TEN DAYS AFTER WRITTEN DEMAND THEREFOR. STATEMENTS REFLECTING AMOUNTS PAYABLE BY BORROWER PURSUANT TO THIS SECTION 9.6 SHALL BE SUBMITTED TO BORROWER AT THE ADDRESS OF BORROWER SET FORTH IN SECTION 9.2, OR TO SUCH OTHER PERSON OR ADDRESS AS MAY BE HEREAFTER DESIGNATED BY BORROWER IN A NOTICE TO LENDER. THE AGREEMENTS IN THIS SECTION 9.6 SHALL SURVIVE PAYMENT IN FULL.

9.7          Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Unless an Event of Default shall have occurred and is continuing, Lender shall not assign its interests herein and to the Loans without the prior written consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed). In addition to its rights as a Secured Party, for so long as MRTL is a Qualified Counterparty, MRTL shall be an express third-party creditor beneficiary under Sections 2.9 and 2.15 hereof.

9.8           Adjustments; Set off. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any branch or agency thereof or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees to notify promptly Borrower after any such setoff and application made by Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.9            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Lender.

9.10         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11          Integration; Construction.

(a)             This Agreement and the other Loan Documents represent the entire agreement of Borrower and Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

(b)             Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.12          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF TEXAS.

9.13          Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

(a)             submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of Texas located in the County of Harris, the courts of the United States of America for the Southern District of Texas, and appellate courts from any thereof;

(b)              consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)             agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 9.2 or at such other address of which Lender shall have been notified pursuant thereto;

(d)             agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)             WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.14        Acknowledgments. Borrower hereby acknowledges that:

(a)              it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)             Lender has no fiduciary relationship with or duty to Borrower or any Subsidiary thereof arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between and Borrower and its Subsidiaries in connection herewith is solely that of debtor and creditor; and

(c)             no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Borrower and its Subsidiaries and Lender.

9.15        Confidentiality. Lender agrees to keep confidential all non-public information provided to it pursuant to this Agreement that is designated as confidential; provided that nothing herein shall prevent Lender from disclosing any such information (a) to any Affiliate of any thereof, (b) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (c) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f)  if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section 9.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all Persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

9.16	Release of Collateral and Guarantee Obligations.

(a)             Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Borrower in connection with any Disposition of Property permitted by the Loan Documents (other than any Disposition of all or substantially all Property), Lender shall take such actions as shall be required to release its security interest in any Collateral that is, or owned by any Person all the Capital Stock of which is, being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that Borrower shall have delivered to Lender, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by Lender), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)            Notwithstanding anything to the contrary contained herein or any other Loan Document, upon Security Termination and request of Borrower, Lender shall (without notice to, or vote or consent of, any Lender or any Qualified Counterparty that is a party to any Qualified Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or Pledgor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

9.17	Interest Rate Limitation.

(a)             It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until Payment in Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(b)              If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.17.

9.18        Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the consolidated financial condition of Borrower shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.19        Waivers of Jury Trial. BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER FOR CLAIMS SOUNDING IN CONTRACT OR IN TORT OR OTHERWISE). EACH PARTY HEREBY CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION CONTAINED IN THIS SECTION 9.19.

9.20         Customer Identification – USA PATRIOT Act Notice. Lender (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the Patriot Act.

9.21         Flood Insurance Provisions. In no event is any Building (as defined in the applicable Flood Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Laws) included in the definitions of “Mortgaged Property” and “Collateral” and no Building or Manufactured (Mobile) Home is encumbered by the Security Documents or any other Loan Document.

9.22          Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)             the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)             the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)              the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DP BLUEGRASS LLC

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Executive Vice President & General Counsel

[Signature Page to Credit Agreement]

MUNICH RE RESERVE RISK FINANCING, INC.

By:	/s/ George Carrick
Name:	George Carrick
Title:	President

By:	/s/ Justin Moers
Name:	Justin Moers
Title:	Vice President

[Signature Page to Credit Agreement]

  Disclosure Schedules to Credit Agreement

Schedule Number	Description

1.1(a)	Schedule of Mortgaged Properties
1.1(b)	Scheduled Debt Service Payment Amount
1.1(c)	Specified Wells
2.1	Commitments
3.1(b)	Guarantee Obligations
3.3	Compliance with Laws
3.4	Consents, Authorizations, Filings and Notices
3.6	Existing Indebtedness
3.9	Real Property
3.12	Taxes
3.17	Capital Stock Ownership
3.21(a)-1	Security Agreement and Pledge Agreement UCC Filing Jurisdictions
3.21(a)-2	UCC Financing Statements to Remain on File
3.21(a)-3	UCC Financing Statements to be Terminated
3.21(b)	Mortgage Filing Jurisdictions
3.23	Gas Imbalances
3.27	Sale of Production
3.29	Bank Accounts
3.31	Material Contracts
3.32	Burdensome Restrictions
4.1(f)	Summary of Insurance
5.11	Commodity Price Protection

[**Schedules and Exhibits Omitted**]